UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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SOMAXON PHARMACEUTICALS, INC.

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SOMAXON PHARMACEUTICALS, INC.

3721 Valley Centre Drive, Suite 500
San Diego, California 92130

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of the Stockholders of Somaxon Pharmaceuticals, Inc. will be held on June 11, 2008 at 11:00 a.m. at the San Diego Marriott Del Mar, 11966 El Camino Real, San Diego, CA 92130, for the following purposes:

1.	To elect three directors for a three-year term to expire at the 2011 Annual Meeting of Stockholders;

2.	To approve an amendment to the Somaxon Pharmaceuticals, Inc. 2005 Equity Incentive Award Plan;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and

4.	To transact such other business as may be properly brought before the meeting or any adjournment thereof.

Stockholders of record at the close of business on April 15, 2008 are entitled to notice of and to vote at our Annual Meeting and at any adjournment or postponement thereof.

Accompanying this notice is a proxy card. Whether or not you expect to attend our Annual Meeting, please complete, sign and date the enclosed proxy card and return it promptly, or complete and submit your proxy via phone or the internet in accordance with the instructions provided on the enclosed proxy card. If you plan to attend our Annual Meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.

All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

David F. Hale
Executive Chairman of the Board and
Interim Chief Executive Officer

San Diego, California
May 14, 2008

SOMAXON PHARMACEUTICALS, INC.

PROXY STATEMENT

The board of directors of Somaxon Pharmaceuticals, Inc., a Delaware corporation (“Somaxon,” the “company,” “we” or “us”), is soliciting the enclosed proxy for use at our Annual Meeting of Stockholders to be held on June 11, 2008 at 11:00 a.m. at the San Diego Marriott Del Mar, 11966 El Camino Real, San Diego, CA 92130, and at any adjournments or postponements thereof. This Proxy Statement will be first sent to stockholders on or about May 14, 2008.

All stockholders who find it convenient to do so are cordially invited to attend the meeting in person. In any event, please complete, sign, date and return the proxy card in the enclosed envelope, or complete and submit your proxy via phone or the internet in accordance with the instructions provided on the proxy card.

A proxy may be revoked by written notice to our corporate secretary at any time prior to the voting of the proxy, or by executing a later proxy or by attending the meeting and voting in person. Unrevoked proxies will be voted in accordance with the instructions indicated in the proxies, or if there are no such instructions, such proxies will be voted (1) for the election of our board of directors’ nominees for director, (2) for the approval of the amendment to our 2005 Equity Incentive Award Plan, and (3) for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008. Shares represented by proxies that reflect abstentions or include “broker non-votes” will be treated as present and entitled to vote for purposes of determining the presence of a quorum. Abstentions and “broker non-votes” will not be considered in determining whether director nominees have received the requisite number of affirmative votes. For the remaining proposals, abstentions will have the effect of a vote “against” such proposal, and “broker non-votes,” although counted for purposes of determining the presence of a quorum, will have the effect of a vote neither “for” nor “against” such proposal.

Stockholders of record at the close of business on April 15, 2008 (the “record date”) will be entitled to vote at the meeting or vote by proxy. As of that date, 18,422,029 shares of our common stock, par value $0.0001 per share, were outstanding. Each share of our common stock is entitled to one vote. A majority of the outstanding shares of our common stock entitled to vote, represented in person or by proxy at our Annual Meeting, constitutes a quorum. A plurality of the votes of the shares present in person or represented by proxy at our Annual Meeting and entitled to vote on the election of directors is required to elect directors, and a majority of the shares present in person or represented by proxy and entitled to vote thereon is required for the approval of the amendment to our 2005 Equity Incentive Award Plan and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

The cost of preparing, assembling and mailing the Notice of Annual Meeting, proxy statement and proxy card will be borne by us. In addition to soliciting proxies by mail, our officers, directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, other custodians and nominees will forward proxy soliciting materials to their principals, and that we will reimburse such persons’ out-of-pocket expenses.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors currently consists of nine members. Our Amended and Restated Certificate of Incorporation provides for the classification of our board of directors into three classes, as nearly equal in number as possible and with staggered terms of office, and provides that upon the expiration of the term of office for a class of directors, nominees for such class shall be elected for a term of three years or until their successors are duly elected and qualified. At this meeting, three nominees for director are to be elected as Class III directors for a three-year term expiring at our 2011 Annual Meeting of Stockholders. The nominees are Michael L. Eagle, David F. Hale and Kurt C. Wheeler. The Class II and Class I directors have two years and one year, respectively, remaining on their terms of office.

Mr. Eagle was appointed as a Class I director by our board of directors in May 2007 to fill a vacancy created by a resignation. In December 2007, Kenneth M. Cohen, who was at that time a Class III director, announced his resignation from the board of directors, effective upon the earlier of the Annual Meeting or our announcement of a new, permanent Chief Executive Officer. In February 2008, in order to ensure that each nominee for election that is elected as a Class III director at the Annual Meeting will serve beyond the date of the Annual Meeting, the board of directors, upon the recommendation of its nominating/corporate governance committee, appointed Mr. Eagle as a Class III director and nominated him for election at the Annual Meeting, and appointed Mr. Cohen to serve as a Class I director until the effective time of his resignation from our board of directors.

A plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors is required to elect directors. If no contrary indication is made, proxies in the accompanying form are to be voted for our board of directors’ nominees or, in the event any such nominee is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who shall be designated by our board of directors to fill such vacancy.

Information Regarding Directors

The information set forth below as to the directors and nominees for director has been furnished to us by the directors and nominees for director:

Nominees for Election for a Three-Year Term Expiring at the
2011 Annual Meeting of Stockholders (Class III)

Name	Age	Present Position with the Company

David F. Hale	59	Executive Chairman and Interim Chief Executive Officer
Michael L. Eagle	60	Director
Kurt C. Wheeler	55	Director

David F. Hale is one of our co-founders and has served as Executive Chairman of the Board since December 2007 and as interim Chief Executive Officer since January 2008. He served as non-Executive Chairman of the Board from August 2003 until December 2007. Mr. Hale is Chairman and Chief Executive Officer of Hale BioPharma Ventures. Mr. Hale served as President and Chief Executive Officer of CancerVax Corporation, a biotechnology company, from October 2000 until it merged with Micromet AG in 2006 and changed its name to Micromet, Inc. He served as a director of CancerVax from December 2000 until the merger with Micromet and he currently serves as Chairman of Micromet’s board of directors. Prior to joining CancerVax, he was President and Chief Executive Officer of Women First HealthCare, Inc., a pharmaceutical company, from January 1998 to May 2000. Mr. Hale served as President, Chief Executive Officer and Chairman of Gensia Inc., a pharmaceutical company which became Gensia Sicor and which was sold to Teva Pharmaceutical Industries Limited in 2004, from May 1987 to November 1997. Prior to joining Gensia, Mr. Hale was President and Chief Executive Officer of Hybritech Inc. Mr. Hale serves as Chairman of the Board of Santarus, Inc., and Metabasis Therapeutics, Inc. Mr. Hale is a co-founder and a member of the boards of directors of industry organizations including BIOCOM/ San Diego and CONNECT, and is a member of the board of directors of the Biotechnology Industry Organization,

Rady Children’s Hospital and Health Center, and the Burnham Institute for Medical Research. Mr. Hale received a B.A. degree in Biology and Chemistry from Jacksonville State University.

Michael L. Eagle has served on our board of directors since May 2007. Mr. Eagle served as Vice President of Manufacturing for Eli Lilly and Company from 1994 through 2001 and held a number of executive management positions with Eli Lilly and its subsidiaries throughout his career there. Since retiring from Eli Lilly, he has served as a founding member of Barnard Life Sciences, LLC. Mr. Eagle serves as Chairman of the Board of Favrille, Inc., a biopharmaceutical company, and serves on the boards of directors of Micrus Endovascular Corporation, a medical device company, and Xtent Inc, a development-stage drug eluting stent company. Mr. Eagle earned his B. S. degree in mechanical engineering from Kettering University and an M. B. A. from the Krannert School of Management at Purdue University. He serves on the Board of Trustees of the La Jolla Playhouse and Futures for Children.

Kurt C. Wheeler has served as a member of our board of directors since June 2005. Mr. Wheeler is a Managing Director of Clarus Ventures, a venture capital firm, a position he has held since February 2005, and is a General Partner of MPM Capital BioVentures II and III funds, a position he has held since March 2000. Prior to joining MPM, Mr. Wheeler was Chairman and Chief Executive Officer of InControl, Inc., a publicly traded medical device company that designed, developed, and marketed implantable medical devices to treat irregular heart rhythms. In September 1998, Mr. Wheeler negotiated the sale of InControl to Guidant Corporation. He serves on the boards of directors of CryoCor, Inc. and Alsius Corporation, as well as a number of private medical device and biopharmaceutical companies. He began his professional career at Eli Lilly and Company. He holds a B.A. from Brigham Young University and a M.B.A. from Northwestern University.

Members of the Board of Directors Continuing in Office

Term Expiring at the
2009 Annual Meeting of Stockholders (Class I)

Name	Age	Present Position with the Company

Terrell A. Cobb	58	Director
Kenneth M. Cohen(1)	52	Director
Cam L. Garner	60	Director

(1)	Mr. Cohen has announced his resignation from the board of directors, effective upon the earlier of the Annual Meeting or our announcement of a new, permanent Chief Executive Officer.

Terrell A. Cobb has served as a member of our board of directors since August 2003. Mr. Cobb is the founder and currently serves as President of ProCom One, a drug development company, a position he has held since 1998. We license SILENORtm from ProCom One, Inc. as described in further detail under “Certain Relationships and Related Transactions — Other Transactions” below. From 1995 to the present, Mr. Cobb has served as a consultant focusing on business development activities in the pharmaceutical industry. Mr. Cobb previously spent 15 years in various positions at Johnson & Johnson. Mr. Cobb has founded four specialty pharmaceutical companies, has held senior management positions in several start-up organizations, including Pharmaco and Scandipharm, and has acted as an advisor and consultant to other drug development companies. He received a B.A. degree from Mercer University in chemistry and psychology.

Kenneth M. Cohen is one of our co-founders and has served as a member of our board of directors since our inception in August 2003. Mr. Cohen served as our President and Chief Executive Officer from our inception in August 2003 until December 2007. Previously, he was an independent advisor to various biotechnology and pharmaceutical companies, entrepreneurs and investors, including Synbiotics Corporation, Applied NeuroSolutions, Inc. and Highbridge Capital Management. From May 1996 to April 2001, he was President and Chief Executive Officer of Synbiotics Corporation, a diagnostics company. From March 1995 to February 1996, Mr. Cohen was Executive Vice President and Chief Operating Officer for Canji Incorporated, a human gene-therapy company, until its acquisition by Schering-Plough Corporation in February 1996. Prior to joining Canji, he was Vice President of Business Affairs at Argus Pharmaceuticals, Inc. and Vice President of Marketing and Business Development for LifeCell Corporation. Mr. Cohen began his career at Eli Lilly and Company in 1978, where, among many different responsibilities over ten years, he directed business planning for the Medical Instrument Systems Division and managed the launch of Prozac. He received an A.B. in biology and chemistry from Dartmouth College and an M.B.A. from the Wharton School of The University of Pennsylvania.

Cam L. Garner is one of our co-founders and has been a member of our board of directors since August 2003. Mr. Garner co-founded the specialty pharmaceutical companies Cadence Pharmaceuticals, Inc., Zogenix, Inc., Evoke Pharma, Inc., Elevation Pharmaceuticals, Inc., DJ Pharma Inc. and Xcel Pharmaceuticals, Inc. He currently serves as Chairman of Cadence, Evoke, Elevation, and Zogenix and served as Chairman of Xcel and DJ Pharma until they were sold. He was Chief Executive Officer of Dura Pharmaceuticals, Inc., a pharmaceutical company, from 1989 to 1995 and Chairman and Chief Executive Officer from 1995 to 2000 until it was sold to Elan Corporation plc in November 2000. Mr. Garner also serves on the boards of directors of Pharmion Corporation, Favrille, Inc., SkinMedica, Inc. and Aegis Therapeutics, LLC. Mr. Garner earned his B.A. in Biology from Virginia Wesleyan College and his M.B.A from Baldwin-Wallace College.

Term Expiring at the
2010 Annual Meeting of Stockholders (Class II)

Name	Age	Present Position with the Company

Jesse I. Treu, Ph.D.	61	Director, Chairman of the Compensation Committee
Daniel K. Turner III	46	Director, Chairman of the Audit Committee
Kurt von Emster	40	Director, Chairman of the Nominating/Corporate Governance Committee

Jesse I. Treu, Ph.D. has served as a member of our board of directors since December 2003. Dr. Treu has been a Partner of Domain Associates since its inception 23 years ago. He has been a director of over 30 early-stage health care companies, 18 of which have so far become public companies. Present board memberships include Altea Therapeutics Corporation, Aesthetic Sciences Corporation, BiPar Sciences, Inc., CoLucid Pharmaceuticals, Inc., Regado Biosciences, Inc., and SenoRx, Inc.. He has also served as a Founder, President and Chairman of numerous venture stage companies. Prior to the formation of Domain, Dr. Treu had twelve years of experience in the health care industry. He was Vice President of the predecessor organization to The Wilkerson Group, and its venture capital arm, CW Ventures. While at CW Ventures, he served as President and Chief Executive Officer of Microsonics, Inc., a pioneer in computer image processing for cardiology. From 1977 through 1982, Dr. Treu led new product development and marketing planning for immunoassay and histopathology products at Technicon Corporation, which is now part of Siemens Diagnostics. Dr. Treu began his career with General Electric Company in 1973, initially as a research scientist developing thin film optical sensors for immunoassay testing, and later serving on the corporate staff with responsibility for technology assessment and strategic planning. Dr. Treu received his B.S. from Rensselaer Polytechnic Institute and his M.A. and Ph.D. in physics from Princeton University.

Daniel K. Turner III has served as a member of our board of directors since April 2004. Mr. Turner has 20 years of experience as an entrepreneur, operating manager and venture capitalist. Mr. Turner founded Montreux Equity Partners and has been a General Partner/Managing Member since 1993. Prior to founding Montreux, Mr. Turner was a Principal in the Turnaround Group for Berkeley International. Previously, he was the founding Chief Financial Officer of Oclassen Pharmaceuticals, a specialty pharmaceutical company focused in dermatology, which merged with Watson Pharmaceuticals. Mr. Turner started his career with Price Waterhouse in the high technology group. He earned his B.S. degree from California State University, Sacramento and attended the M.B.A. program at the Haas School of Business at the University of California, where he has established the Turner Fellowship. Mr. Turner is a Certified Public Accountant.

Kurt von Emster, CFA has served as a member of our board of directors since August 2005. Mr. von Emster is a General Partner and Portfolio Manager for the MPM BioEquities Fund. Prior to joining MPM, Mr. von Emster spent 11 years with Franklin Templeton Group as a Vice President and Portfolio Manager where he managed over $2 billion in health and biotech funds. In his tenure at Franklin, Mr. von Emster was responsible for building the health care group and was responsible for conceiving and developing seven different life science investment products for Franklin. Mr. von Emster holds the Chartered Financial Analyst designation (CFA), is a member of the

Association for Investment Management and Research and is a member of the Security Analysts of San Francisco. He has a degree from the University of California at Santa Barbara in business and economics.

Selection Arrangements

For the term of our license agreement with ProCom One, Inc. described under “Certain Relationships and Related Transactions — Other Transactions” below, ProCom One has the right to designate one member of our board of directors. ProCom One initially selected Mr. Cobb to serve as its board designee. Messrs. Hale, Garner, Turner, Von Emster and Wheeler and Dr. Treu were initially appointed to our board of directors pursuant to a voting agreement originally entered into in August 2003 and most recently amended in June 2005 by and among us and certain of our stockholders. The voting agreement terminated upon the completion of our initial public offering in December 2005.

Board Meetings

Our board of directors held 14 meetings during 2007. Our audit committee held five meetings during 2007. Our compensation committee held eight meetings and acted by unanimous written consent without a meeting once during 2007. Our nominating/corporate governance committee held one meeting during 2007. With the exception of Mr. Garner, each of our directors who served during the past year attended at least 75% of the aggregate of the total number of meetings of our board of directors and the total number of meetings of committees of our board of directors on which he served.

Committees of the Board

Audit Committee.  Our audit committee currently consists of Messrs. Turner (chair), Eagle and Garner, each of whom our board of directors has determined is independent within the meaning of the independent director standards of the Securities and Exchange Commission, or SEC, and the Nasdaq Stock Market, Inc. Our board of directors has determined that Mr. Turner qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the SEC. The audit committee is governed by a written charter approved by our board of directors, a copy of which is available via the “Corporate Governance” link on the “Investor Relations” page of our website at www.somaxon.com. The committee’s main function is to oversee our accounting and financial reporting processes, internal systems of control, independent registered public accounting firm relationships and the audits of our financial statements. The committee’s responsibilities include:

•	selecting and hiring our independent registered public accounting firm;

•	evaluating the qualifications, independence and performance of our independent registered public accounting firm;

•	approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	reviewing the design, implementation, adequacy and effectiveness of our internal controls and our critical accounting policies;

•	overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing with management and our auditors any earnings announcements and other public announcements regarding our results of operations;

•	preparing the report that the SEC requires in our annual proxy statement; and

•	reviewing and approving any related party transactions and reviewing and monitoring compliance with our code of conduct and ethics.

Both our independent registered public accounting firm and internal financial personnel regularly meet privately with our audit committee and have unrestricted access to this committee.

Compensation Committee.  Our compensation committee currently consists of Dr. Treu (chair) and Messrs. Eagle, and Wheeler, each of whom our board of directors has determined is independent within the meaning of the independent director standards of the Nasdaq Stock Market, Inc. Mr. Hale was a member of our compensation committee until December 6, 2007 at which time he became Executive Chairman of the Board and was no longer an independent director. At that time, Mr. Hale resigned from the compensation committee and the board of directors appointed Mr. Eagle to the compensation committee. The compensation committee is governed by a written charter approved by our board of directors, a copy of which is available via the “Corporate Governance” link on the “Investor Relations” page of our website at www.somaxon.com. The committee’s purpose is to assist our board of directors in determining the development plans and compensation for our senior management and directors and to recommend these plans to our board of directors. The committee’s responsibilities include:

•	reviewing and recommending compensation and benefit plans for our executive officers and compensation policies for members of our board of directors and board committees;

•	reviewing the terms of offer letters and employment agreements and arrangements with our officers;

•	setting performance goals for our company and reviewing performance against these goals;

•	evaluating the competitiveness of our executive compensation plans and periodically reviewing executive succession plans; and

•	preparing the report that the SEC requires in our annual proxy statement.

Nominating/Corporate Governance Committee.  Our nominating/corporate governance committee currently consists of Messrs. von Emster (chair) and Turner and Dr. Treu, each of whom our board of directors has determined is independent within the meaning of the independent director standards of the Nasdaq Stock Market, Inc. The nominating/corporate governance committee is governed by a written charter approved by our board of directors, a copy of which is available via the “Corporate Governance” link on the “Investor Relations” page of our website at www.somaxon.com. The committee’s purpose is to assist our board of directors by identifying individuals qualified to become members of our board of directors, consistent with criteria set by our board of directors, and to develop our corporate governance principles. The committee’s responsibilities include:

•	evaluating the composition, size and governance of our board of directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees;

•	developing and administering a policy for considering stockholder nominees for election to our board of directors;

•	evaluating and recommending candidates for election to our board of directors;

•	overseeing our board of directors’ performance and self-evaluation process; and

•	reviewing our corporate governance principles and providing recommendations to the board of directors regarding possible changes.

Director Nomination Process

Director Qualifications

In evaluating director nominees, the nominating/corporate governance committee considers the following factors:

•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in our industry and with relevant social policy concerns;

•	experience as a board member of another publicly held company;

•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members; and

•	practical and mature business judgment.

The nominating/corporate governance committee’s goal is to assemble a board of directors that brings to our company a variety of perspectives and skills derived from high quality business and professional experience.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating/corporate governance committee may also consider such other factors as it may deem to be in the best interests of our company and our stockholders. The nominating/corporate governance committee does, however, believe it appropriate for at least one, and preferably, several, members of our board of directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of our board of directors meet the definition of “independent director” under the Nasdaq Stock Market qualification standards. At this time, the nominating/corporate governance committee also believes it appropriate for our interim Chief Executive Officer to serve as a member of our board of directors.

Identification and Evaluation of Nominees for Directors

The nominating/corporate governance committee identifies nominees for director by first evaluating the current members of our board of directors willing to continue in service. Current members with qualifications and skills that are consistent with the nominating/corporate governance committee’s criteria for board service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our board of directors with that of obtaining a new perspective.

If any member of our board of directors does not wish to continue in service or if our board of directors decides not to re-nominate a member for re-election, the nominating/corporate governance committee identifies the desired skills and experience of a new nominee in light of the criteria above. The nominating/corporate governance committee generally polls our board of directors and members of management for their recommendations. The nominating/corporate governance committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts or analysts. The nominating/corporate governance committee reviews the qualifications, experience and background of the candidates. In making its determinations, the nominating/corporate governance committee evaluates each individual in the context of our board of directors as a whole, with the objective of assembling a group that can best perpetuate the success of our company and represent stockholder interests through the exercise of sound business judgment. After review and deliberation of all feedback and data, the nominating/corporate governance committee makes its recommendation to our board of directors. Historically, the nominating/corporate governance committee has not relied on third-party search firms to identify director candidates. The nominating/corporate governance committee may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

We have not received director candidate recommendations from our stockholders, and we do not have a formal policy regarding consideration of such recommendations. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by board members, management or other parties are evaluated.

Pursuant to our Amended and Restated Bylaws, stockholders wishing to suggest a candidate for director should write to our corporate secretary. In order to be considered, the recommendation for a candidate must include the following written information: (1) the stockholder’s name and contact information, as they appear on our books, (2) the class and number of shares of our capital stock which are owned beneficially and of record by the stockholder, (3) a representation that the stockholder is a holder of record of our capital stock and entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such nomination, (4) a representation whether the stockholder intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to elect the candidate and/or (b) otherwise to solicit proxies from stockholders in support of the nomination, and (5) all information relating to such candidate that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A and Rule 14a-101 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). In order to give the nominating/corporate governance committee sufficient time to evaluate a recommended candidate and/or include the candidate in our proxy statement for the 2009 Annual Meeting of Stockholders, the recommendation should be received by our corporate secretary at our principal executive offices pursuant to our procedures detailed in the section below entitled “Stockholder Proposals.”

Communications with our Board of Directors

Our stockholders may contact our board of directors or a specified individual director by writing to our corporate secretary at Somaxon Pharmaceuticals, Inc., 3721 Valley Centre Drive, Suite 500, San Diego, California 92130. Our corporate secretary will relay all such communications to our board of directors, or individual members, as appropriate.

Code of Ethics

Our company has established a Code of Business Conduct and Ethics that applies to our officers, directors and employees. The Code of Ethics contains general guidelines for conducting the business of our company consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K.

Corporate Governance Documents

Our company’s Code of Business Conduct and Ethics, Corporate Governance Guidelines and the charters for each of our audit committee, compensation committee and nominating/corporate governance committee are available, free of charge, on our website at www.somaxon.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this proxy statement. We will also provide copies of these documents, free of charge, to any stockholder upon written request to Investor Relations, Somaxon Pharmaceuticals, Inc., 3721 Valley Centre Drive, Suite 500, San Diego, California 92130.

Report of the Audit Committee

The audit committee oversees our financial reporting process on behalf of our board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in our annual report with management, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effect of any new accounting initiatives.

The audit committee reviewed with PricewaterhouseCoopers LLP, who are responsible for expressing an opinion on the conformity of these audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees. In addition, the audit committee has discussed with PricewaterhouseCoopers LLP their independence from management and our company, has received from PricewaterhouseCoopers LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has considered the compatibility of non-audit services with the auditors’ independence.

The audit committee met with PricewaterhouseCoopers LLP to discuss the overall scope of their audit. The meetings with PricewaterhouseCoopers LLP were held, with and without management present, to discuss the results of their examination, their evaluation of our internal controls and the overall quality of our financial reporting.

Based on the reviews and discussions referred to above, the audit committee has recommended to our board of directors that the audited financial statements be included in our annual report for the year ended December 31, 2007. The audit committee and our board of directors also have recommended, subject to stockholder approval, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008.

This Audit Committee Report is not soliciting material, is furnished solely with this proxy statement, and is not filed with this proxy statement, or otherwise deemed filed with the SEC, and shall not be deemed incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made by us before or after the date hereof, regardless of any general incorporation language in any such filing, except to the extent we specifically incorporate this material by reference into any such filing.

The foregoing report has been furnished by the audit committee.

Daniel K. Turner III, Chairman
Michael L. Eagle
Cam L. Garner

Compensation of Directors

We compensate non-employee directors for their service on our board of directors under our Director Compensation Policy. In early 2008, we engaged Remedy Compensation Consulting, or Remedy, formerly known as Top 5, an independent compensation consultant, to perform a competitive assessment of our board of directors compensation levels utilizing a specific market comparison group of specialty pharmaceutical companies. Our management reviewed with Remedy a list of companies considered comparable to us which the compensation committee used in 2007 in its annual review of executive compensation. This review resulted in a new market comparison group that possessed the following characteristics:

•	market capitalizations below $625 million at the time of selection,

•	most advanced product candidate in Phase 2 or later, but no products approved by the U.S. Food and Drug Administration, or FDA,

•	limited or no commercial infrastructure at the time of selection,

•	less than 275 employees at the time of selection, and

•	a reasonable expectation that we could compete with these companies to fill senior management positions.

The compensation committee approved the companies comprising the comparison group for use in its annual executive compensation review in early 2008 as well as its competitive assessment of our board of directors compensation levels. The companies in the group are:

• Acadia Pharmaceuticals Inc.	• Kosan Biosciences Incorporated
• Adolor Corporation	• Memory Pharmaceuticals Corp.
• Affymax, Inc.	• Metabasis Therapeutics, Inc.
• Alexza Pharmaceuticals, Inc.	• Nastech Pharmaceutical Company, Inc.
• Allos Therapeutics, Inc.	• Neurocrine Biosciences, Inc.
• Altus Pharmaceuticals Inc.	• Neurogen Corporation
• Arena Pharmaceuticals, Inc.	• Nuvelo, Inc.
• Cadence Pharmaceuticals, Inc.	• Pain Therapeutics, Inc.
• Combinatorx, Incorporated	• Rigel Pharmaceuticals, Inc.
• Cypress Bioscience, Inc.	• Telik, Inc.
• Cytokinetics, Incorporated	• Trubion Pharmaceuticals, Inc.
• Favrille, Inc.	• Vanda Pharmaceuticals Inc.
• ImmunoGen, Inc.

The results of the competitive assessment of our board of directors compensation levels were provided to the compensation committee, which recommended to the board of directors that no adjustments to our board of directors’ compensation levels be made. The board of directors discussed the recommendations and assessed whether any changes to the compensation of our board of directors were warranted. No changes to director compensation levels were made.

Under the current Director Compensation Policy, each non-employee director is eligible to receive a quarterly retainer of $6,250, or $25,000 annually, for service on our board of directors. The non-Executive Chairman of the Board is eligible to receive a quarterly retainer of $25,000, or $100,000 per year. Our Chairman of the Board, David F. Hale, was appointed as Executive Chairman of the Board on December 6, 2007, and assumed the role of interim Chief Executive Officer on January 1, 2008 upon the resignation of Kenneth M. Cohen, our previous Chief Executive Officer. Mr. Hale will hold each of these positions until a new Chief Executive Officer has begun employment, at which time Mr. Hale will return to his position as non-Executive Chairman of the Board. At the time that Mr. Hale agreed to serve in these positions, the compensation committee and our board of directors approved compensation arrangements for Mr. Hale for his service in these positions for 2008. During 2008, Mr. Hale will receive a salary of $15,000 per month for each month or portion of a month that he serves as our interim Chief Executive Officer. For his service as our Executive Chairman of the Board, Mr. Hale will receive a monthly salary of $15,000 per month throughout 2008. Prior to the end of 2008, our board of directors will review Mr. Hale’s then-current role and determine his compensation for 2009. If a new Chief Executive Officer has begun employment and Mr. Hale returns to his role as non-Executive Chairman of the Board for 2009, it is expected that Mr. Hale will be compensated for 2009 as provided under our Director Compensation Policy.

Our non-employee directors also receive retainers for their service on board committees. The chairman of the audit committee of the board of directors receives a quarterly retainer of $2,500, or $10,000 per year. Each other member of our audit committee receives a quarterly retainer of $750, or $3,000 per year. Each member of the compensation committee of our board of directors receives a quarterly retainer of $625, or $2,500 per year, and each member of the nominating/corporate governance committee of our board of directors receives a quarterly retainer of $250, or $1,000 per year.

Each non-employee director is also eligible to receive an incremental stipend of $1,500 for each board meeting attended in person, $750 for each board meeting attended by telephone, $1,000 for each committee meeting attended in person, and $500 for each committee meeting attended by telephone. We reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our board of directors and committees of the board of directors.

Our directors may participate in our stock incentive plans and employee directors may participate in our employee stock purchase plan. Any non-employee director who is elected to our board of directors is granted an option to purchase 35,000 shares of our common stock on the date of his or her initial election to our board of directors. In addition, on the date of each annual meeting of our stockholders, (1) each continuing non-employee director will be eligible to receive an option to purchase 15,000 shares of common stock, (2) the non-Executive Chairman of the Board will be eligible to receive an additional annual option to purchase 25,000 shares of common stock (for a total of 40,000 shares), (3) the chairman of our audit committee will be eligible to receive an additional annual option to purchase 5,000 shares of common stock (for a total of 20,000 shares) and (4) the chairmen of our nominating/corporate governance committee and our compensation committee will be eligible to receive an additional annual option to purchase 2,500 shares of common stock (for a total of 17,500 shares each). Such options will have an exercise price per share equal to the fair market value of our common stock on such date. The initial options granted to non-employee directors described above will vest over three years in 36 equal monthly installments, commencing on the stock option grant date, subject to the director’s continuing service on our board of directors on those dates. The annual options granted to non-employee directors described above will vest in twelve equal monthly installments, commencing on the stock option grant date, subject to the director’s continuing service on our board of directors (and, with respect to grants to a Chairman of the Board or board committee, service as Chairman of the Board or a committee) on those dates. The term of each option granted to a non-employee director is ten years.

In October 2007, our board of directors, upon the recommendation of the compensation committee, in order to reward Mr. Hale for his past service as our non-Executive Chairman of the Board, and to provide incentive for future performance by Mr. Hale, approved various compensation awards to Mr. Hale. Mr. Hale was provided a cash retainer of $50,000 and Mr. Hale was to receive an additional cash bonus of $20,000 payable upon acceptance of the new drug application, or NDA, for SILENORtm (doxepin hydrochloride), our lead product candidate for the treatment of insomnia. In April 2008, in connection with the FDA’s acceptance of the NDA for SILENORtm, the compensation committee awarded Mr. Hale a cash bonus of $36,000, which bonus was in lieu of such $20,000 bonus. In addition, Mr. Hale received options to purchase 50,000 shares of our common stock at an exercise price of $11.40, the closing price of our common stock on the Nasdaq Global Market on the grant date of October 8, 2007. These options vest on a monthly basis in 36 equal installments beginning on the grant date. Mr. Hale also received 20,000 shares of restricted stock, of which 5,000 shares vested upon the acceptance by the FDA of the NDA for SILENORtm in April 2008, and 15,000 shares would vest upon the approval by the FDA of the NDA for SILENORtm. In the event of a change of control transaction involving us or our stock prior to the approval of the NDA for SILENORtm, 100% of the unvested shares of restricted stock will vest upon the consummation of the change of control transaction.

The following table summarizes our director compensation for the 2007 fiscal year.

Director Compensation Table

					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	($)	($)(4)	($)(4)	($)	($)	($)	($)

David F. Hale, Executive Chairman and Interim Chief Executive Officer(1)	$162,189	$26,714	$676,561	$—	$—	$—	$865,464
Daniel K. Turner III, Director, Chairman of the Audit Committee	42,794	—	305,722	—	—	—	348,516
Jesse I. Treu, Ph.D., Director, Chairman of the Compensation Committee	42,773	—	277,089	—	—	—	319,862
Kurt von Emster, Director, Chairman of the Nominating/Corporate Governance Committee	36,266	—	277,089	—	—	—	313,355
Terrell A. Cobb, Director	32,264	—	289,051	—	—	—	321,315
Michael L. Eagle, Director(2)	21,772	—	74,905	—	—	—	96,677
Cam L. Garner, Director	34,022	—	248,457	—	—	—	282,479
Scott L. Glenn, Director(3)	16,500	—	97,679	—	—	—	114,179
Kurt C. Wheeler, Director	$41,021	$—	$269,361	$—	$—	$—	$310,382

(1)	Mr. Hale became an employee of Somaxon on December 6, 2007 upon his appointment as our Executive Chairman of the Board. Compensation presented in the table above is for his services as non-Executive Chairman of the Board, except the value of the “Stock Awards” and “Option Awards” column reflects stock options granted for services in both capacities as non-Executive Chairman of the Board and Executive Chairman of the Board.

(2)	Mr. Eagle joined our board of directors in May 2007.

(3)	Mr. Glenn resigned from our board of directors in May 2007.

(4)	Represents the non-cash expense for stock options and stock awards recorded for the year in accordance with the provisions of SFAS No. 123(R) without regard to estimates for forfeitures. We use the Black-Scholes model to estimate the value of our stock options which requires multiple subjective inputs. See the Notes to Financial Statements” in our annual report for additional information. The exercise prices for these stock options is presented in the following table.

The following table summarizes the grant date fair value of each share-based award as determined in accordance with the provisions of SFAS No. 123(R) and the number of shares outstanding for each of our directors at December 31, 2007.

		Option Awards				Stock Awards
			Number of
		Number of	Shares		Grant			Grant
		Shares	Underlying		Date		Number of	Date
		Underlying	Options		Fair Value	Number of	Shares	Fair Value
		Stock	Outstanding at	Exercise	of Option	Shares	Outstanding at	of Stock
	Grant	Options	December 31,	Price per	Awards	Granted	December 31,	Awards
Name and Principal Position	Date	Granted (#)	2007 (#)	Share ($)	($)(1)	(#)	2007 (#)	($)(1)

David F. Hale,	3/2/2005	15,000	15,000	$2.40	$52,020	—	—	$—
Executive Chairman and Interim	7/19/2005	13,333	13,333	3.00	100,397	—	—	—
Chief Executive Officer	12/15/2005	35,000	35,000	11.00	224,256	—	—	—
	5/31/2006	30,000	30,000	15.32	338,157	—	—	—
	5/31/2007	40,000	40,000	15.00	424,444	—	—	—
	10/8/2007	50,000	50,000	11.40	378,865	20,000	20,000	228,000
	12/6/2007	90,000	90,000	$5.90	$347,472	—	—	$—

		273,333	273,333			20,000	20,000

Daniel K. Turner III,	3/2/2005	10,000	—	$2.40	$34,680	—	—	$—
Director, Chairman of the	7/19/2005	9,166	—	3.00	69,020	—	—	—
Audit Committee	12/15/2005	35,000	35,000	11.00	224,256	—	—	—
	5/31/2006	20,000	20,000	15.32	225,438	—	—	—
	5/31/2007	20,000	20,000	$15.00	$212,222	—	—	$—

		94,166	75,000			—	—

Jesse I. Treu, Ph.D.,	3/2/2005	10,000	—	$2.40	$34,680	—	—	$—
Director, Chairman of the	7/19/2005	9,166	—	3.00	69,020	—	—	—
Compensation Committee	12/15/2005	35,000	35,000	11.00	224,256	—	—	—
	5/31/2006	17,500	17,500	15.32	197,258	—	—	—
	5/31/2007	17,500	17,500	$15.00	$185,694	—	—	$—

		89,166	70,000			—	—

Kurt von Emster,	12/15/2005	35,000	35,000	$11.00	$224,256	—	—	$—
Director, Chairman of the Nominating /	5/31/2006	17,500	17,500	15.32	197,258	—	—	—
Corporate Governance Committee	5/31/2007	17,500	17,500	$15.00	$185,694	—	—	$—

		70,000	70,000			—	—

Terrell A. Cobb,	3/2/2005	10,000	10,000	$2.40	$34,680	—	—	$—
Director	7/19/2005	9,166	9,166	3.00	69,020	—	—	—
	11/29/2005	13,333	13,333	13.62	111,825	—	—	—
	12/15/2005	35,000	35,000	11.00	224,256	—	—	—
	5/31/2006	15,000	15,000	15.32	169,079	—	—	—
	5/31/2007	15,000	15,000	$15.00	$159,167	—	—	$—

		97,499	97,499			—	—

Michael L. Eagle, Director(2)	5/31/2007	35,000	35,000	$15.00	$371,389	—	—	—
Cam L. Garner,	3/2/2005	10,000	—	$2.40	$34,680	—	—	$—
Director	7/19/2005	9,166	—	3.00	69,020	—	—	—
	12/15/2005	35,000	35,000	13.62	224,256	—	—	—
	5/31/2006	15,000	15,000	15.32	169,079	—	—	—
	5/31/2007	15,000	15,000	$15.00	$159,167	—	—	$—

		84,166	65,000			—	—

Kurt C. Wheeler,	7/19/2005	13,333	13,333	$3.00	$100,397	—	—	$—
Director	12/15/2005	35,000	35,000	13.62	224,256	—	—	—
	5/31/2006	15,000	15,000	15.32	169,079	—	—	—
	5/31/2007	15,000	15,000	$15.00	$159,167	—	—	$—

		78,333	78,333			—	—

(1)	The grant date fair value is the fair value of the share based award at the time of grant as determined in accordance with the provisions of SFAS No. 123(R). For our restricted stock, the grant date fair value is the closing stock price of our common stock on the date of grant as listed on the Nasdaq Global Market which was

$11.40 on October 8, 2007. For our stock options, the grant date fair value is estimated based on the an option valuation model, such as the Black-Scholes model which we use, and requires multiple subjective inputs which could cause the intrinsic value realized upon exercise of the option to differ significantly from the value presented here. See the Notes to Financial Statements” in our annual report for additional information.

(2)	Mr. Eagle joined our board of directors in May 2007.

Director Independence

Our board of directors has determined that six of our nine directors are independent under the Nasdaq Stock Market qualification standards, including Messrs. Eagle, Garner, Turner, von Emster and Wheeler and Dr. Treu. In addition, Scott L. Glenn, a former director who resigned from our board of directors in May 2007, was also independent under the Nasdaq Stock Market qualification standards.

Director Attendance at Annual Meetings

Although our company does not have a formal policy regarding attendance by members of our board of directors at our Annual Meeting, we encourage all of our directors to attend. Messrs. Hale and Cohen attended last year’s annual meeting.

Our board of directors unanimously recommends a vote “FOR” each nominee listed above. Proxies solicited by our board of directors will be so voted unless stockholders specify otherwise on the accompanying proxy.

PROPOSAL 2

APPROVAL OF AMENDMENT TO 2005 EQUITY INCENTIVE AWARD PLAN

Introduction

Our stockholders are being asked to approve an amendment to our 2005 Equity Incentive Award Plan, or the 2005 Plan. Our board of directors approved the amendment to the 2005 Plan on May 2, 2008, subject to stockholder approval. The amendment will become effective immediately upon stockholder approval at our Annual Meeting.

The principal features of the 2005 Plan are summarized below, but the summary is qualified in its entirety by reference to the 2005 Plan itself, which was filed as Exhibit 4.2 to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on December 15, 2005. The proposed amendment to the 2005 Plan is attached to this proxy statement as Appendix A.

Overview of Proposed Amendment

We strongly believe that an employee equity compensation program is a necessary and powerful incentive and retention tool that benefits all stockholders. The rationale for the proposed amendment is to have a sufficient number of shares reserved for issuance under the 2005 Plan as we scale up our organization to participate in the commercialization of our product candidate SILENORtm, if it is approved by the FDA.

The 2005 Plan was first adopted by our board of directors and approved by our stockholders in November 2005. A total of 2,000,000 shares of our common stock, plus shares which were not issued under our 2004 Equity Incentive Award Plan as of the effective date of the 2005 Plan, were initially reserved under the 2005 Plan. The number of shares reserved for issuance under the 2005 Plan may be increased from time to time by the number of shares of common stock related to options granted under our 2004 Equity Incentive Award Plan that are repurchased, forfeited, expire or are cancelled on or after the effective date of the 2005 Plan. In addition, the 2005 Plan contains an “evergreen provision” that allows for an annual increase in the number of shares available for issuance under the 2005 Plan on January 1 of each year, beginning January 1, 2007 and continuing through January 1, 2015. The annual increase in the number of shares is currently equal to the least of:

•	5% of our outstanding capital stock on the first day of the applicable fiscal year;

•	2,000,000 shares; and

•	an amount determined by our board of directors.

Notwithstanding the foregoing, the number of shares of stock that may be issued or transferred pursuant to awards under the 2005 Plan may not exceed an aggregate of 21,250,000 shares, which may be adjusted for changes in our capitalization and certain corporate transactions, as described below under the heading “Adjustments Upon Changes in Capitalization.”

As of March 31, 2008, the aggregate number of shares authorized for issuance under the 2005 Plan was 3,894,941, the aggregate number of shares of common stock subject to awards under the 2005 Plan was 3,266,922 and a total of 628,019 shares of common stock remained available under the 2005 Plan for future issuance. The automatic increase pursuant to the evergreen provision of the 2005 Plan on January 1, 2007 was 904,126 shares and on January 1, 2008 was 921,638 shares, and these increases are included in the total number of shares currently reserved for issuance under the 2005 Plan set forth above. The closing per-share price for our common stock on the Nasdaq Global Market on March 31, 2008 was $4.75.

Pursuant to the amendment, the 2005 Plan will be amended such that, on the date of the Annual Meeting, the aggregate number of shares available for issuance under the 2005 Plan shall be increased by 1,500,000 shares. This amendment will not affect the evergreen provision. Accordingly, on January 1, 2009, and on each January 1 thereafter during the ten year term of the 2005 Plan, the annual increase under the evergreen provision will continue to be equal to the least of:

•	5% of our outstanding capital stock on the first day of the applicable fiscal year;

•	2,000,000 shares; and

•	an amount determined by our board of directors.

Notwithstanding the foregoing, the number of shares of stock that may be issued or transferred pursuant to awards under the 2005 Plan may not exceed the existing limit of an aggregate of 21,250,000 shares. All of the foregoing share numbers may be adjusted for changes in our capitalization and certain corporate transactions, as described below under the heading “Adjustments Upon Changes in Capitalization.”

The FDA accepted our New Drug Application (NDA) for SILENOR™ for review as of March 31, 2008, and we expect the FDA to complete its review and provide an action letter relating to the NDA by the PDUFA date of December 1, 2008. We are planning for the commercialization of SILENOR™, if it is approved by the FDA. Our plan includes a sales and marketing organization to co-promote or market SILENOR™ to targeted healthcare professionals, as well as appropriate personnel in other departments in the company to support this effort.

Unless the proposed amendment to the 2005 Plan is authorized and approved by our stockholders, the number of shares available for issuance under the 2005 Plan will not be sufficient to support this scale-up of our organization. The increase will enable us to continue our policy of equity ownership by employees, directors and consultants as an incentive to contribute to our success. Without sufficient stock options to effectively attract, motivate and retain employees, we would be forced to consider cash replacement alternatives to provide a market-competitive total compensation package necessary to attract, retain and motivate the individual talent critical to the future success of our company. These cash replacement alternatives would then reduce the cash available for product development and commercialization, operations and other purposes.

The 2005 Plan is not being amended in any respect other than to reflect the changes described above.

Securities Subject to the 2005 Plan

A total of 2,000,000 shares of our common stock, plus shares which were not issued under our 2004 Equity Incentive Award Plan as of the effective date of the 2005 Plan, were initially reserved under the 2005 Plan. The number of shares reserved for issuance under the 2005 Plan may be increased from time to time by the number of shares of common stock related to options granted under our 2004 Equity Incentive Award Plan that are repurchased, forfeited, expire or are cancelled on or after the effective date of the 2005 Plan. Pursuant to the existing evergreen provision under the 2005 Plan, the share reserve was automatically increased on January 1, 2007 by 904,126 shares and on January 1, 2008 by 921,638 shares. As described above, as of March 31, 2008, the aggregate number of shares authorized for issuance under the 2005 Plan was 3,894,941, the aggregate number of shares of common stock subject to awards under the 2005 Plan was 3,266,922 and a total of 628,019 shares of common stock remained available under the 2005 Plan for future issuance.

Assuming approval of this Proposal 2, on the date of the Annual Meeting the aggregate number of shares of common stock available for issuance under the 2005 Plan shall be increased by 1,500,000 shares of our common stock. This amendment will not affect the evergreen provision. Accordingly, on January 1, 2009, and on each January 1 thereafter during the ten year term of the 2005 Plan, the annual increase under the evergreen provision will continue to be equal to the least of:

•	5% of our outstanding capital stock on the first day of the applicable fiscal year;

•	2,000,000 shares; and

•	an amount determined by our board of directors.

Notwithstanding the foregoing, the number of shares of stock that may be issued or transferred pursuant to awards under the 2005 Plan may not exceed the an aggregate of 21,250,000 shares. All of the foregoing share numbers may be adjusted for changes in our capitalization and certain corporate transactions, as described below under the heading “Adjustments Upon Changes in Capitalization.”

In addition, in order to satisfy the requirements of Section 162(m) of the Internal Revenue Code, or Code, the maximum number of shares which may be subject to awards granted under the 2005 Plan to any individual in any calendar year may not exceed 2,000,000 shares of common stock.

To the extent that an award expires, terminates or lapses for any reason without having been exercised in full, any shares subject to the award as to which the award was not exercised will be available for future grant or sale under the 2005 Plan. Shares of restricted stock which are forfeited or repurchased by us pursuant to the 2005 Plan may again be optioned, granted or awarded under the 2005 Plan. In addition, shares of common stock which are delivered by the holder or withheld by us upon the exercise of any award under the 2005 Plan in payment of the exercise or purchase price of such award or tax withholding thereon may again be optioned, granted or awarded under the 2005 Plan.

Administration

The compensation committee of our board of directors administers the 2005 Plan. To administer the 2005 Plan, our compensation committee must consist of at least two members of our board of directors, each of whom is both a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and an “outside director” for purposes of Section 162(m) of the Code. Subject to the terms and conditions of the 2005 Plan, our compensation committee has the authority to select the persons to whom awards are to be made, to determine the number of shares to be subject thereto and the terms and conditions thereof, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2005 Plan. Our compensation committee is also authorized to adopt, amend or rescind rules relating to administration of the 2005 Plan. Our board of directors may at any time abolish the compensation committee and revest in itself the authority to administer the 2005 Plan. The full board of directors administers the 2005 Plan with respect to awards to non-employee directors.

Eligibility

Our employees, consultants and directors and the employees and consultants of our subsidiaries are eligible to receive awards under the 2005 Plan. As of March 31, 2008, we had 33 full-time employees, and we currently have nine directors, eight of whom are non-employee directors. Our compensation committee determines which employees, consultants and directors will be granted awards. No person is entitled to participate in the 2005 Plan as a matter of right nor does any such participation constitute assurance of continued employment or service with us. Only those employees, consultants and directors who are selected to receive grants by our compensation committee may participate in the 2005 Plan. However, non-employee members of our board of directors are eligible to receive certain automatic option grants pursuant to a director compensation policy adopted by our board of directors. These automatic grants are described above under “Director Compensation.”

Awards Under the 2005 Plan

The 2005 Plan provides that our compensation committee (or the board of directors, in the case of awards to non-employee directors) may grant or issue stock options, stock appreciation rights, or SARs, restricted stock, restricted stock units, dividend equivalents and stock payments, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

Nonqualified Stock Options.  NQSOs will provide for the right to purchase shares of our common stock at a specified price which may not be less than the fair market value of a share of common stock on the date of grant, and usually will become exercisable (at the discretion of our compensation committee or the board of directors, in the case of awards to non-employee directors) in one or more installments after the grant date, subject to the participant’s continued employment or service with us and/or subject to the satisfaction of performance targets established by our compensation committee (or the board of directors, in the case of awards to non-employee directors). NQSOs may be granted for any term specified by our compensation committee (or the board of directors, in the case of awards to non-employee directors), but the term may not exceed ten years.

Incentive Stock Options.  ISOs will be designed to comply with the provisions of the Code and will be subject to specified restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of a share of common stock on the date of grant, may only be granted to employees, must expire within a specified period of time following the optionee’s termination of employment, and must be exercised within ten years after the date of grant. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our capital stock, the 2005 Plan provides that the exercise price must be at least 110% of the fair market value of a share of common stock on the date of grant and the ISO must expire upon the fifth anniversary of the date of its grant.

Restricted Stock.  Restricted stock may be granted to participants and made subject to such restrictions as may be determined by our compensation committee (or the board of directors, in the case of awards to non-employee directors). Typically, restricted stock may be forfeited for no consideration or repurchased by us at the original purchase price if the conditions or restrictions are not met, and they may not be sold or otherwise transferred to third parties until such conditions or restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and certain other rights as a stockholder prior to the time when the restrictions lapse.

Restricted Stock Units.  Restricted stock units may be awarded to participants, typically without payment of consideration, but subject to vesting conditions based on continued employment or on performance criteria established by our compensation committee (or the board of directors, in the case of awards to non-employee directors). Like restricted stock, restricted stock units may not be sold or otherwise transferred or hypothecated until vesting conditions are removed or expire. Unlike restricted stock, stock underlying restricted stock units will not be issued until the restricted stock units have vested, and a recipient of restricted stock units generally will have no rights as a stockholder prior to the time when vesting conditions are satisfied.

Stock Appreciation Rights.  SARs granted under the 2005 Plan typically will provide for payments to the holder based upon increases in the price of our common stock over the exercise price of the SAR. Except as required by Section 162(m) of the Code with respect to an SAR intended to qualify as performance-based compensation as described in Section 162(m) of the Code, there are no restrictions specified in the 2005 Plan on the exercise of SARs or the amount of gain realizable therefrom. Our compensation committee (or the board of directors, in the case of awards to non-employee directors) may elect to pay SARs in cash or in common stock or in a combination of both.

Dividend Equivalents.  Dividend equivalents represent the value of the dividends, if any, per share paid by us, calculated with reference to the number of shares covered by the stock options, SARs, restricted stock units or other awards held by the participant.

Stock Payments.  Stock payments may be authorized by our compensation committee (or the board of directors, in the case of awards to non-employee directors) in the form of common stock or an option or other right to purchase common stock as part of a bonus, deferred compensation or other arrangement. Unless otherwise determined by our compensation committee (or the board of directors, in the case of awards to non-employee directors), stock payments will be made in lieu of all or any part of compensation that would otherwise be payable in cash to the employee or consultant.

Performance Criteria

The compensation committee may designate employees as “covered employees” whose compensation for a given fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code. The compensation committee may grant to such covered employees restricted stock, restricted stock units, performance awards and stock payments that are paid, vest or become exercisable upon the attainment of company performance criteria which are related to one or more of the following performance goals as applicable to us or any of our subsidiaries, divisions or operating units:

•	net earnings (either before or after interest, taxes, depreciation and amortization);

•	sales or revenue;

•	net income (either before or after taxes);

•	operating earnings;

•	cash flow (including, but not limited to, operating cash flow and free cash flow);

•	return on net assets;

•	return on stockholders’ equity;

•	return on sales;

•	gross or net profit margin;

•	working capital;

•	earnings per share;

•	and price per share of our common stock.

Awards Not Transferable

Awards may generally not be sold, pledged, transferred or disposed of in any manner other than by will or by the laws of descent and distribution. The compensation committee may allow awards other than ISOs to be transferable pursuant to qualified domestic relations orders or to other permitted transferees. ISOs may not be transferable. If the compensation committee makes an award transferable, such award shall contain such additional terms and conditions as the compensation committee deems appropriate.

Adjustments Upon Changes in Capitalization

In the event of any dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off, recapitalization or other distribution (other than normal cash dividends) of assets to our stockholders or any other change affecting our common stock, the compensation committee will make appropriate adjustments in the number and type of shares of stock subject to the 2005 Plan, the terms and conditions of any award outstanding under the 2005 Plan, and the grant or exercise price of any such award.

In the event of a change in control where the acquiror does not assume awards granted under the 2005 Plan, awards issued under the 2005 Plan will be subject to accelerated vesting such that 100% of the awards will become vested and exercisable or payable, as applicable. In the event of a change of control where the acquiror assumes awards granted under the 2005 Plan, 50% of the awards will become vested and exercisable or payable, as applicable, and the remaining outstanding awards will become fully vested and exercisable or payable, as applicable, if the holder of any such award has his or her employment terminated by the acquiror without cause or terminates employment for good reason within 12 months after a change in control. Under the 2005 Plan, a change in control is generally defined as:

•	the direct or indirect sale or exchange in a single or series of related transactions (other than an offering of our stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any person or entity or related group of persons or entities (other than us, our subsidiaries, an employee benefit plan maintained by us or any of our subsidiaries or a person or entity that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, us) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the total combined voting power of our securities outstanding immediately after such acquisition;

•	during any two-year period, individuals who, at the beginning of such period, constitute our board of directors together with any new director(s) whose election by our board of directors or nomination for election by our stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of our board of directors;

•	a merger or consolidation in which the company is a party, other than a merger or consolidation that results in our outstanding voting securities immediately before the transaction continuing to represent a majority of the voting power of the acquiring company’s outstanding voting securities or a merger or consolidation after which no person or entity owns 50% of the successor company’s voting power;

•	the sale, exchange or transfer of all or substantially all of our assets; or

•	the liquidation or dissolution of the company.

Amendment and Termination of the 2005 Plan

Our board of directors may terminate, amend or modify the 2005 Plan. However, stockholder approval of any amendment to the 2005 Plan will be obtained to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule, or for any amendment to the 2005 Plan that increases the number of shares available under the 2005 Plan. If not terminated earlier by the compensation committee or the board of directors, the 2005 Plan will terminate in November 2015.

No Repricing of Awards

The 2005 Plan does not permit our board of directors or the compensation committee, without stockholder approval, to amend the terms of any outstanding option under the 2005 Plan to reduce its exercise price or to grant an option in exchange for, or in connection with, the cancellation or surrender of an option having a higher per share exercise price.

Securities Laws

The 2005 Plan is intended to conform with all provisions of the Securities Act of 1933, as amended, and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, including without limitation Rule 16b-3. The 2005 Plan will be administered, and options will be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations.

Federal Income Tax Consequences Associated with the 2005 Plan

The following is a general summary under current law of the material federal income tax consequences to participants in the 2005 Plan. This summary deals with the general tax principles that apply and is provided only for general information. Some kinds of taxes, such as state and local income taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality.

The summary does not discuss all aspects of income taxation that may be relevant in light of a holder’s personal investment circumstances. This summarized tax information is not tax advice.

Nonqualified Stock Options.  For federal income tax purposes, if an optionee is granted NQSOs under the 2005 Plan, the optionee will not have taxable income upon the grant of the option, nor will we be entitled to any deduction. Generally, upon exercise of an NQSO the optionee will recognize ordinary income, and we will be entitled to a deduction, in an amount equal to the difference between the option exercise price and the fair market value of a common share on the date each such option is exercised. The optionee’s basis for the stock for purposes of determining gain or loss on subsequent disposition of such shares generally will be the fair market value of the common stock on the date the optionee exercises such option. Any subsequent gain or loss will be generally taxable as capital gains or losses.

Incentive Stock Options.  There is no taxable income to an optionee when an optionee is granted an ISO or when that option is exercised. However, the amount by which the fair market value of the shares at the time of exercise exceeds the option price will be an “item of adjustment” for the optionee for purposes of the alternative minimum tax. Gain realized by the optionee on the sale of shares received upon exercise of an ISO is taxable at capital gains rates, and no tax deduction is available to us, unless the optionee disposes of the shares within (a) two years after the date of grant of the option or (b) within one year of the date the shares were transferred to the optionee. If the common shares are sold or otherwise disposed of before the end of the two-year and one-year periods specified above, the difference between the option exercise price and the fair market value of the shares on the date of the option’s exercise will be taxed at ordinary income rates, and we will be entitled to a deduction to the extent the optionee must recognize ordinary income. If such a sale or disposition takes place in the year in which the optionee exercises the option, the income the optionee recognizes upon sale or disposition of the shares will not be considered income for alternative minimum tax purposes. Otherwise, if the optionee sells or otherwise disposes of the shares before the end of the two-year and one-year periods specified above, the maximum amount that will be included as alternative minimum tax income is the gain, if any, the optionee recognizes on the disposition of the shares.

An ISO exercised more than three months after an optionee terminates employment, other than by reason of death or disability, will be taxed as a NQSO, and the optionee will have been deemed to have received income on the exercise taxable at ordinary income rates. We will be entitled to a tax deduction equal to the ordinary income, if any, realized by the optionee.

Stock Appreciation Rights.  In the case of SARs granted with an exercise price equal to the fair market value of our common stock on the date of grant, no taxable income is realized upon the receipt of the SAR, but upon exercise of the SAR, the fair market value of the shares received, determined on the date of exercise of the SAR, or the amount of cash received in lieu of shares, must be treated as compensation taxable as ordinary income to the recipient in the year of such exercise. We will be entitled to a deduction for compensation paid in the same amount which the recipient realized as ordinary income.

Restricted Stock and Restricted Stock Units.  A participant to whom restricted or restricted stock units is issued generally will not recognize taxable income upon such issuance and we generally will not then be entitled to a deduction unless, with respect to restricted stock, an election is made by the participant under Section 83(b) of the Code. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to a substantial risk of forfeiture, the employee generally will recognize ordinary income and we generally will be entitled to a deduction for an amount equal to the excess of the fair market value of the shares at the date such restrictions lapse over the purchase price. If a timely election is made under Section 83(b) with respect to restricted stock, the participant generally will recognize ordinary income on the date of the issuance equal to the excess, if any, of the fair market value of the shares at that date over the purchase price therefore, and we will be entitled to a deduction for the same amount. Similarly, when restricted stock units vest and the underlying common stock is issued to the participant, the participant generally will recognize ordinary income and we generally will be entitled to a deduction for the amount equal to the fair market value of the shares at the date of issuance. A Section 83(b) election is not permitted with regard to the grant of restricted stock units.

Dividend Equivalents.  A recipient of a dividend equivalent award generally will not recognize taxable income at the time of grant, and we will not be entitled to a deduction at that time. When a dividend equivalent is paid, the participant generally will recognize ordinary income, and we will be entitled to a corresponding deduction.

Stock Payments.  A participant who receives a stock payment in lieu of a cash payment that would otherwise have been made will generally be taxed as if the cash payment has been received, and we generally will be entitled to a deduction for the same amount.

Section 162(m) of the Code.  In general, under Section 162(m), income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for specified executive officers exceeds $1 million (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any one year. However, under Section 162(m), the deduction limit does not apply to certain “performance-based compensation” as provided for by the Code and established by an independent compensation committee which is adequately disclosed to, and approved by, stockholders. In particular, stock options and SARs will satisfy the “performance-based compensation” exception if the awards are made by a qualifying compensation committee, the underlying plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date (i.e., the option exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date). Performance or incentive awards granted under the 2005 Plan may qualify as “qualified performance-based compensation” for purposes of Section 162(m) if such awards are granted or vest upon the pre-established objective performance goals described above.

We have attempted to structure the 2005 Plan in such a manner that the compensation committee can determine the terms and conditions of stock options, SARs and performance and incentive awards granted thereunder such that remuneration attributable to such awards will not be subject to the $1 million limitation. We have not, however, requested a ruling from the Internal Revenue Service or an opinion of counsel regarding this issue. This discussion will neither bind the Internal Revenue Service nor preclude the Internal Revenue Service from adopting a contrary position.

Section 409A.  Section 409A of the Code, which was added by the American Jobs Creation Act of 2004, provides certain new requirements on non-qualified deferred compensation arrangements. These include new requirements on an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Also, Section 409A generally provides that distributions must be made on or following the occurrence of certain events (i.e., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service.

Certain awards under the 2005 Plan are subject to the requirements of Section 409A in form and in operation. For example, certain restricted stock units and other awards that provide for deferred compensation will be subject to Section 409A.

If a 2005 Plan award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. The Internal Revenue Service has not issued regulations under Section 409A and, accordingly, the requirements of Section 409A (and the application of those requirements to awards issued under the 2005 Plan) are not entirely clear.

Plan Benefits

As of December 31, 2007, each of our interim Chief Executive Officer, former President and Chief Executive Officer, Chief Financial Officer, and three other most highly compensated executive officers, referred to as our Named Executive Officers, and our other officers as a group have received the following option grants and awards of restricted stock under the 2005 Plan:

	Stock Options	Restricted Stock
	Granted (#)	Granted (#)

David F. Hale, Executive Chairman and Interim Chief Executive Officer	245,000	20,000
Kenneth M. Cohen, Former President and Chief Executive Officers(1)	325,000	20,000
Meg McGilley, Vice President and Chief Financial Officer	187,000	20,000
Philip Jochelson, Senior Vice President and Chief Medical Officer	217,000	20,000
Susan E. Dubé, Senior Vice President, Corporate Development	187,000	20,000
Jeffrey W. Raser, Senior Vice President, Sales and Marketing	202,000	20,000

All Named Executive Officers as a Group (6 persons)(1)	1,363,000	120,000

All Executive Officers as a Group (10 persons)(1)	1,988,600	200,000
All Non-Employee Directors as a Group (9 persons)(2)	530,000	—
All Non-Executive Employees as a Group (31 persons)	794,900	—

All Awards Granted Under our 2005 Plan (50 persons)	3,313,500	200,000

(1)	On December 6, 2007, Kenneth M. Cohen resigned from the company, effective as of December 31, 2007. Upon his resignation, 117,188 stock options granted under our 2005 Plan that were unvested were forfeited, and 20,000 shares of restricted stock were repurchased by us at the original issuance price of $0.0001 per share.

(2)	Our non-employee directors as a group are eligible to receive automatic grants under the 2005 Plan, as described above under “Automatic Option Grants to Directors.” This amount excludes 245,000 stock options and 20,000 shares of restricted stock granted to Mr. Hale, who became our Executive Chairman of the Board on December 6, 2007 and our Interim Chief Executive Officer on January 1, 2008. Pursuant to our automatic grant policy for our non-employee directors, each existing non-employee director will receive options and restricted stock awards during 2008 as described above under “Director Compensation.” The dollar value of these future grants to be made in 2008 pursuant to our automatic grant policy for our non-employee directors will be based on the closing price of our common stock on the Nasdaq Global Market on the date of our Annual Meeting.

All other future grants under our 2005 Plan are within the discretion of our board of directors or the compensation committee and the benefits of such grants are, therefore, not determinable.

Required Vote

The affirmative vote of the holders of a majority of the shares of our common stock represented and voting at the Annual Meeting will be required to approve the proposed amendment of the 2005 Plan.

Recommendation of the Board of Directors

The board of directors unanimously recommends that the stockholders vote “FOR” the approval of the amendment to the 2005 Equity Incentive Award Plan. Proxies solicited by our board of directors will be so voted unless stockholders specify otherwise on the accompanying proxy.

Equity Compensation Plan Information

The following table summarizes securities available under our equity compensation plans as of December 31, 2007.

			Number of
	Shares Issuable		Securities
	Upon Exercise of	Weighted Average	Available for
	Outstanding Options	Exercise Price	Future Issuance
	(in thousands, except per share data)

Equity compensation plans approved by security holders:
2004 Equity Incentive Award Plan	885	$3.04	—
2005 Equity Incentive Award Plan	2,282	12.26	463

Total Equity Incentive Award Plans	3,167	$9.68	463
2005 Employee Stock Purchase Plan	—	—	481

Total Equity compensation plans approved by security holders	3,167	$9.68	944

Equity compensation plans not approved by security holders:

None.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of April 15, 2008 for:

•	each of our Interim Chief Executive Officer, former President and Chief Executive Officer, Chief Financial Officer, and three other most highly compensated executive officers, referred to as our Named Executive Officers;

•	each of our directors;

•	each person known by us to beneficially own more than 5% of our common stock; and

•	all of our executive officers and directors as a group.

The following table sets forth information regarding ownership of our common stock as of April 15, 2008 based on information available to us and filings with the Securities and Exchange Commission by (a) each person known to us to own more than 5% of the outstanding shares of our common stock, (b) each director and nominee for director of us, (c) our Chief Executive Officer and each other Named Executive Officer and (d) all directors and Named Executive Officers as a group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock used to calculate the percentage ownership of each listed person includes the shares of common stock underlying options held by such persons that are exercisable as of June 14, 2008, which is 60 days after April 15, 2008.

Percentage of beneficial ownership is based on 18,422,029 shares of common stock outstanding as of April 15, 2008.

Unless otherwise indicated, the address for the following stockholders is c/o Somaxon Pharmaceuticals, Inc., 3721 Valley Centre Drive, Suite 500, San Diego, CA 92130.

	Shares	Percent
	Beneficially	Beneficially
Name and Address of Beneficial Owner	Owned	Owned

5% Stockholders:
Funds affiliated with MPM Capital, L.P.(1)	3,732,126	20.3%
601 Gateway Boulevard, Suite 350 South San Francisco, CA 94080
Scale Venture Management I, LLC, (formerly BAVP, L.P.)(2)	2,000,748	10.9%
950 Tower Lane, Suite 700 Foster City, CA 94404
FrontPoint Partners LLC(3)	1,754,700	9.5%
Two Greenwich Plaza Greenwich, CT 06830
Funds affiliated with Montreux Equity Partners LLC(4)	1,344,443	7.3%
3000 Sand Hill Road Building 1, Suite 260 Menlo Park, CA 94025
Funds affiliated with Domain Associates, L.L.C.(5)	1,099,394	6.0%
One Palmer Square, Suite 515 Princeton, NJ 08542
Millennium Management, L.L.C.(6)	1,071,426	5.8%
666 Fifth Avenue, 8th floor New York, NY 10103
Directors and Named Executive Officers:
David F. Hale(7)	435,050	2.3%
Terrell A. Cobb(8)	102,947	*
Kenneth M. Cohen(9)	483,245	2.6%
Michael L. Eagle(10)	12,638	*
Cam L. Garner(11)	130,193	*
Jesse I. Treu, Ph.D.(12)	1,163,560	6.3%
Daniel K. Turner III(13)	1,413,609	7.6%
Kurt von Emster(14)	440,323	2.4%
Kurt C. Wheeler(15)	3,428,468	18.5%
Susan E. Dubé(16)	225,613	1.2%
Philip Jochelson, M.D.(17)	152,913	*
Jeffrey W. Raser (18)	229,612	1.2%
Meg M. McGilley(19)	165,897	*
Executive officers and directors as a group (17 persons)(20)	8,618,902	42.6%

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.

(1)	Includes the following holdings:

Number
Shareholder Name	of Shares

MPM BioEquities Master Fund, L.P.	375,201
MPM BioEquities Investors Fund LLC	956
MPM Asset Management Investors 2005 BVIII LLC	49,551
MPM BioVentures III GmbH & Co. Beteiligungs KG	236,394
MPM BioVentures III Parallel Fund, L.P.	84,502
MPM BioVentures III, L.P.	188,101
MPM BioVentures III-QP, L.P.	2,797,421

Total	3,732,126

MPM BioVentures III GP, L.P. and MPM BioVentures III LLC are the direct and indirect general partners, respectively of MPM BioVentures III-QP, L.P., MPM BioVentures III GmbH & Co. Beteiligungs KG, MPM BioVentures III, L.P. and MPM BioVentures III Parallel Fund, L.P. The members of MPM BioVentures III LLC and MPM Asset Management Investors 2005 BVIII LLC are Luke Evnin, Ansbert Gadicke, Nicholas Galakatos, Dennis Henner, Nicholas Simon III, Michael Steinmetz and Mr. Wheeler, who disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein. Mr. von Emster is the portfolio manager of the MPM BioEquities Master Fund L.P. and the MPM BioEquities Investors Fund LLC and has complete voting and dispositive authority with respect to the shares held by these two funds. Mr. von Emster disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(2)	The managing members of Scale Venture Management I, LLC, formerly known as BA Venture Partners VI, LLC, the ultimate general partner of BAVP, L.P., share voting and dispositive power with respect to the shares held by BAVP, L.P. The managing members of Scale Venture Management I, LLC are Louis C. Bock, Mark Brooks, Kate Mitchell, and Rory O’Driscoll, who disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein.

(3)	The voting and disposition of the shares held by FrontPoint LLC was obtained from their Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008.

(4)	Includes the following holdings:

Number
Shareholder Name	of Shares

Montreux Equity Partners II SBIC, LP	632,839
Montreux Equity Partners III SBIC, LP	711,604

Total	1,344,443

Mr. Turner and Howard D. Palefsky are the managing members of Montreux Equity Partners II SBIC, LP and Montreux Equity Partners III SBIC, LP and have shared voting and dispositive power with respect to these shares. Messrs. Turner and Palefsky disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein.

(5)	Includes the following holdings:

Number
Shareholder Name	of Shares

Domain Partners VI, L.P.	1,007,338
DP VI Associates, L.P.	11,582
One Palmer Square Associates VI, L.L.C.	61,308
Domain Associates, L.L.C.	19,166

Total	1,099,394

The managing members of One Palmer Square Associates VI, L.L.C., the general partner of Domain Partners VI, L.P. and DP VI Associates, L.P., share voting and dispositive power with respect to the shares held by Domain Partners VI, L.P. and DP VI Associates, L.P. The managing members of Domain Associates, L.L.C. share voting and dispositive power with respect to the shares held by Domain Associates, L.L.C. The managing members of One Palmer Square Associates VI, L.L.C. and Domain Associates, L.L.C. are James C. Blair, Brian H. Dovey, Robert J. More, Kathleen K. Schoemaker, Dr. Treu and Nicole Vitullo, who disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein. In addition, Brian H. Halak is a managing member of Domain Associates, L.L.C. and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(6)	The voting and disposition of the shares held by Millennium Management, L.L.C. was obtained from their Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008.

(7)	Shares held by the Hale Family Trust UTD 2/10/86. Includes 186,943 shares of common stock subject to outstanding options which are exercisable within 60 days of April 15, 2008, and 20,000 shares of restricted stock, of which 5,000 shares vested upon the acceptance of the NDA for SILENORtm by the FDA in April 2008, and 15,000 shares which would vest upon the approval of the NDA for SILENORtm.

(8)	Shares held by Terrell A. Cobb include 91,665 shares of common stock subject to outstanding options which are exercisable within 60 days of April 15, 2008.

(9)	Shares held by Kenneth M. Cohen & Elena L. Salsitz, co-trustees Cohen-Salsitz Family Trust dated 3/9/05. Includes 422,412 shares of common stock subject to outstanding options which are exercisable within 60 days of April 15, 2008. Mr. Cohen has announced his resignation from our board of directors, effective upon the earlier of the Annual Meeting or our announcement of a new, permanent Chief Executive Officer.

(10)	Shares held by Michael L. Eagle include 12,638 shares of common stock subject to outstanding options which are exercisable within 60 days of April 15, 2008.

(11)	Shares held by the Garner Family Trust UTD 10/21/87 as restated 8/9/01. Includes 59,166 shares of common stock subject to outstanding options which are exercisable within 60 days of April 15, 2008.

(12)	Includes the following holdings:

Number
Shareholder Name	of Shares

Domain Partners VI, L.P.	1,007,338
DP VI Associates, L.P.	11,582
One Palmer Square Associates VI, L.L.C.	61,308
Domain Associates, L.L.C.	19,166
Common stock subject to outstanding options exercisable within 60 days of April 15, 2008	64,166

Total	1,163,560

Dr. Treu is a managing member of Domain Associates, L.L.C. and a managing member of One Palmer Square Associates VI, L.L.C., which is the general partner of Domain Partners VI, L.P. and DP VI Associates, L.P. Dr. Treu disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(13)	Includes the following holdings:

Number
Shareholder Name	of Shares

Montreux Equity Partners II SBIC, LP	632,839
Montreux Equity Partners III SBIC, LP	711,604
Common stock subject to outstanding options exercisable within 60 days of April 15, 2008	69,166

Total	1,413,609

Mr. Turner is a General Partner of Montreux Equity Partners and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(14)	Includes the following holdings:

Number
Shareholder Name	of Shares

MPM BioEquities Master Fund, L.P.	375,201
MPM BioEquities Investors Fund, LLC	956
Common stock subject to outstanding options exercisable within 60 days of April 15, 2008	64,166

Total	440,323

Mr. von Emster is the portfolio manager of MPM BioEquities Master Fund L.P. and the MPM BioEquities Investors Fund LLC and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(15)	Includes the following holdings:

Number
Shareholder Name	of Shares

MPM Asset Management Investors 2005 BVIII LLC	49,551
MPM BioVentures III GmbH & Co. Beteiligungs KG	236,394
MPM BioVentures III Parallel Fund, L.P.	84,502
MPM BioVentures III, L.P.	188,101
MPM BioVentures III-QP, L.P.	2,797,421
Common stock subject to outstanding options exercisable within 60 days of April 15, 2008	72,499

Total	3,428,468

Mr. Wheeler is a member of the General Partner of the funds listed above and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(16)	Shares held by Susan E. Dubé, Trustee, U.T.D. May 6, 2002. Includes 170,613 shares of common stock subject to outstanding options which are exercisable within 60 days of April 15, 2008, and 20,000 shares of restricted stock, of which 5,000 shares vested upon the acceptance of the NDA for SILENORtm by the FDA in April 2008, and 15,000 shares which would vest upon the approval of the NDA for SILENORtm.

(17)	Shares held by Philip Jochelson, M.D. include 137,913 shares of common stock subject to outstanding options which are exercisable within 60 days of April 15, 2008, and 15,000 shares of restricted stock, which would vest upon the approval of the NDA for SILENORtm.

(18)	Shares held by Jeffrey W. Raser include 169,938 shares of common stock subject to outstanding options which are exercisable within 60 days of April 15, 2008, and 18,212 shares of restricted stock, of which 3,212 shares vested upon the acceptance of the NDA for SILENORtm by the FDA in April, 2008, and 15,000 shares which would vest upon the approval of the NDA for SILENORtm.

(19)	Shares held by the Meg M. McGilley Trust Agreement dated October 29, 1996. Includes 146,519 shares of common stock subject to outstanding options which are exercisable within 60 days of April 15, 2008, and 18,212 shares of restricted stock, of which 3,212 shares vested upon the acceptance of the NDA for SILENORtm by the FDA in April 2008, and 15,000 shares which would vest upon the approval of the NDA for SILENORtm.

(20)	Includes 1,829,790 shares of common stock subject to outstanding options which are exercisable within 60 days of April 15, 2008, and 164,272 shares of restricted stock, of which 29,272 shares vested upon the acceptance of the NDA for SILENORtm by the FDA in April 2008, and 135,000 shares which would vest upon the approval of the NDA for SILENORtm.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Our Executive Officers

At April 15, 2008, our executive officers consisted of the following:

Name	Age	Position with the Company

David F. Hale	59	Executive Chairman of the Board and Interim Chief Executive Officer
Susan E. Dubé	61	Senior Vice President, Corporate and Business Development
Philip Jochelson, M.D.	47	Senior Vice President and Chief Medical Officer
James J. L’Italien, Ph.D.	55	Senior Vice President, Regulatory Affairs and Quality Assurance
Jeffrey W. Raser	47	Senior Vice President, Sales and Marketing
Brian T. Dorsey	39	Vice President, Product Development
Robert L. Jones	63	Vice President, Human Resources
Meg M. McGilley	49	Vice President, Chief Financial Officer and Treasurer
Matthew W. Onaitis	37	Vice President, General Counsel and Secretary

Susan E. Dubé is one of our co-founders and has served as our Senior Vice President, Corporate Development since our inception in August 2003. Throughout 2002 and 2003, she served as a consultant to a number of specialty pharmaceutical companies and venture firms, including Cypress Bioscience, Inc., Women First HealthCare, Inc. and Windamere Venture Partners. From October 2000 to February 2002, she was the Senior Vice President of Corporate Development for Women First HealthCare, a specialty pharmaceutical company. She joined Women First as the Vice President, Strategic Planning & Acquisitions in June 1998 and became the Senior Vice President, Strategic Planning & Acquisitions in December 1999. Prior to Women First, Ms. Dubé served as the Senior Vice President, Strategy and Corporate Development at Imagyn Medical Technologies, Inc., a medical device company, from October 1997 to June 1998. She joined Imagyn Medical Technologies upon its acquisition of Imagyn Medical, Inc. where she served as the Vice President of Marketing and Corporate Development from February 1996 until its acquisition. She has also served as the Chief Executive Officer of BioInterventions, Inc., Executive Vice President and Chief Operating Officer of Adeza Biomedical Corporation, Vice President, Ventures at the Brigham and Women’s Hospital, and as a consultant to a number of health care companies. Ms. Dubé holds an M.B.A. from Harvard University and a B.A. in government from Simmons College.

Philip Jochelson, M.D. has served as our Senior Vice President and Chief Medical Officer since April 2005. From November 1998 to March 2005, Dr. Jochelson was employed by Neurocrine Biosciences, Inc., a biopharmaceutical company, where he had responsibility for the clinical development of the company’s programs for the treatment of insomnia. During his more than six year tenure with Neurocrine, Dr. Jochelson successfully progressed the insomnia programs from Phase I through to NDA submission. Previously, Dr. Jochelson held positions of increasing responsibility in clinical development at Boehringer Ingelheim Canada, a pharmaceutical company, and Alliance Pharmaceutical Corp. Dr. Jochelson is a licensed physician in California, Canada and South Africa. He graduated from the University of Witwatersrand Medical School in South Africa and subsequently received postgraduate residency training in internal medicine and anesthesiology in Canada.

James J. L’Italien, Ph.D. joined our company in March 2007 as Senior Vice President, Regulatory Affairs and Quality Assurance. From 2002 to 2007, Dr. L’Italien was Senior Vice President, Regulatory Affairs and Compliance at Ligand Pharmaceuticals Incorporated, a specialty pharmaceutical company. Prior to joining Ligand, Dr. L’Italien was Vice President, Global Regulatory Affairs at Baxter BioScience, a division of Baxter Healthcare Corporation. From 1994 to 1998, he served at Amylin Pharmaceuticals, Inc., a specialty pharmaceutical company, as Senior Director and then as Vice President, Pharmaceutical Development. Dr. L’Italien also has served as Director, Quality and Technical Affairs at Ortho Biotech, a biotech company and subsidiary of Johnson & Johnson, and as Associate

Director, Analytical Development at SmithKline Beecham, a pharmaceutical company. Dr. L’Italien received his Ph.D. in protein biochemistry from Boston University and a B.S. in chemistry from Merrimack College.

Jeffrey W. Raser is one of our co-founders and has served as our Senior Vice President, Sales and Marketing since our inception in August 2003. From 2000 to 2003, Mr. Raser was the Senior Vice President, Corporate Development and Marketing for CancerVax Corporation, a biopharmaceutical company focused on the development of immunotherapeutic products for the treatment of cancer. Prior to CancerVax, from 1998 to 2000 he served as Senior Vice President of Sales and Marketing for Women First HealthCare, a specialty pharmaceutical company. Mr. Raser also held a variety of positions at Roche Laboratories, a pharmaceutical company, in sales, marketing and strategic planning and at Lederle Laboratories, a pharmaceutical company, in government and corporate affairs. Mr. Raser holds a B.A. from Franklin and Marshall College.

Brian T. Dorsey joined Somaxon as Executive Director, Manufacturing and Program Management in March 2005. He was later promoted to Vice President, Manufacturing and Program Management in November 2006 and named Vice President, Product Development in January 2007. From April 2002 to March 2005, Mr. Dorsey served as Head of Project Management, Medical Writing and Library Services at Maxim Pharmaceuticals Inc., a biopharmaceutical company. From May 2001 to April 2002, Mr. Dorsey served as Director, Head of Biopharmaceutical Project Management at Baxter Bioscience, a division of Baxter Healthcare Corporation. Previously, Mr. Dorsey served as a Global Project Leader / Project Director at Pfizer Global Research and Development (Agouron). Mr. Dorsey received his B.S. in chemistry and his masters degree in executive leadership, both from the University of San Diego.

Robert L. Jones joined us in January 2007 as our Vice President, Human Resources. From April 2006 until January 2007, Mr. Jones served as Executive Vice President of DHR International, an executive recruiting firm. From 2001 to 2006, he was Vice President, Human Resources at Cancervax Corporation. Prior to that, from 1998 to 2001, he was Vice President, Human Resources at Women First Healthcare, Inc., and he has held senior management positions in human resources in several other organizations. He earned a bachelor’s degree in education and speech and a master’s degree in personnel administration, both from Ball State University in Indiana.

Meg M. McGilley is one of our co-founders and has served as our Vice President, Chief Financial Officer and Treasurer since our inception in August 2003. Earlier in 2003 and in support of the founding of Somaxon, Ms. McGilley worked as a consultant to Windamere Venture Partners. From 2000 to 2002, Ms. McGilley was previously the Chief Financial Officer for Instromedix, Inc. and LifeWatch Holdings Inc., sister companies in the cardiac device monitoring business. She has also held positions as the Senior Director of Finance for Women First Healthcare from 1998 to 2000 and as Director of Finance for Gensia Automedics, a partially-owned subsidiary of Gensia Sicor, and LMA North America, a medical device company, from 1997 to 1998. Ms. McGilley also worked for twelve years beginning in 1985 in a variety of financial, business development, sales and marketing positions with Alaris Medical Systems (formerly IVAC Corporation). She is a Certified Public Accountant with over three years in the San Diego office of Ernst and Young LLP. Ms. McGilley holds a B.S. in accounting from the University of San Diego.

Matthew W. Onaitis joined us as Vice President, Legal Affairs and Secretary in May 2006, and became our Vice President, General Counsel and Secretary in January 2007. From January 2006 to May 2006, Mr. Onaitis served as Associate General Counsel at Biogen Idec Inc., a biopharmaceutical company. From June 2004 to December 2005, Mr. Onaitis was Director, Legal Affairs at Elan Corporation plc, a biopharmaceutical company. Mr. Onaitis practiced corporate and commercial law with the law firm of Clifford Chance US LLP from July 2002 to June 2004, which included a secondment to Elan from October 2003 to June 2004. From April 2000 to July 2002, Mr. Onaitis practiced corporate and commercial law with the law firm of Brobeck, Phleger & Harrison LLP. Mr. Onaitis holds a J.D. from Stanford Law School and a B.S. in mechanical engineering from Carnegie Mellon University.

Executive Compensation

Compensation Discussion and Analysis

Philosophy

All of our compensation programs are designed to attract and retain key employees, to motivate them to achieve key strategic performance measures and to reward them for superior performance. Different compensation programs are geared toward short and longer-term performance with the overarching goal of providing our employees with incentives to increase stockholder value over the long term. Executive compensation programs impact all employees by creating an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect of executive compensation and incentive programs on all of our employees.

We believe that the compensation of our executives should largely reflect their success as a management team, rather than as individual contributors, in attaining key operating objectives. We believe that the performance of the executives in managing our company, considered in light of general economic and specific company, industry and competitive conditions, should be the basis for determining their overall compensation.

Overview of Total Compensation and Process

Elements of total compensation for our executives include:

•	salary,

•	annual, variable, performance-based bonus awards, payable in cash,

•	equity-based incentive awards, and

•	other benefits.

Each of these is described in more detail below.

The compensation committee has the primary authority to determine our company’s compensation philosophy and to establish compensation for our executive officers. In the first quarter of each year, the compensation committee, which consists entirely of independent members of our board of directors, reviews the performance of each of our executive officers during the previous year. In connection with this review, the compensation committee typically reviews and resets base salaries for our executive officers, determines their incentive bonuses relating to prior year performance, approves elements of the incentive bonus plan for the current year, including target bonuses and corporate objectives, and grants stock options to all of our executive officers and certain other eligible employees. The compensation committee also has the discretion to make adjustments to executive compensation at other times during the year.

In making these compensation decisions, it has been the practice of our compensation committee to review the historical levels of each element of each executive officer’s total compensation (salary, bonus, stock incentive awards and other benefits) and to compare each element with that of the executive officers in an appropriate market comparison group.

In the first quarter of 2006, the comparison of each executive officer’s base salary to market compensation data was prepared by our internal human resources staff. Each executive’s base salary was compared to two market surveys, the 2005 Biotech Employee Development Coalition — San Diego survey, which consisted of 93 San Diego-based biotechnology companies, and the 2005 Radford Survey — Biotechnology Benchmark, which included approximately 100 biotechnology companies throughout the United States having a number of employees between 50 and 149. In addition, each executive’s base salary was compared to base salaries of executives from a specific market comparison group. This group consisted of San Diego-based specialty pharmaceutical companies of a similar size to our company with whom we felt we generally competed to fill senior management positions. The companies in the group were:

•	Acadia Pharmaceuticals Inc.

•	Arena Pharmaceuticals, Inc.

•	CancerVax Corporation, which has since been acquired by Micromet AG,

•	Neurocrine Biosciences, Inc., and

•	Santarus, Inc.

Also during the first quarter of 2006, we engaged Remedy to recommend annual stock option grant sizes which they prepared based on their analysis of the foregoing comparable companies. Our compensation committee adopted guidelines based upon these recommendations. The guidelines provide ranges of options to be granted to our employees, including our executive officers, based on their positions and whether the grants are being made in connection with hiring or on a performance basis thereafter. Our compensation committee considers these ranges in making determinations regarding the size of option grants, but it is not bound to comply with these ranges.

With respect to the compensation committee’s executive compensation review in early 2007, the committee authorized management to engage Compensia, Inc., or Compensia, an independent compensation consultant, to perform a competitive assessment of each executive officer’s compensation utilizing a specific market comparison group of specialty pharmaceutical companies. We selected this group using the following criteria:

•	market capitalizations between $175 million and $625 million at the time of selection,

•	most advanced product candidate in Phase 2 or later, but no products approved by the FDA,

•	limited or no commercial infrastructure at the time of selection, and

•	a reasonable expectation that we could compete with these companies to fill senior management positions.

The compensation committee approved the companies comprising the comparison group. The companies in the group were:

• Acadia Pharmaceuticals Inc. • Adolor Corporation • Affymax, Inc. • Alexza Pharmaceuticals, Inc. • Allos Therapeutics, Inc. • Altus Pharmaceuticals Inc. • Arena Pharmaceuticals, Inc.	• Nastech Pharmaceutical Company, Inc. • Neurocrine Biosciences, Inc. • Neurogen Corporation • NPS Pharmaceuticals, Inc. • Nuvelo, Inc. • Pain Therapeutics, Inc. • Pozen, Inc.
• Cadence Pharmaceuticals, Inc.	• Trubion Pharmaceuticals, Inc.
• Cypress Bioscience, Inc. • Cytokinetics, Incorporated	• Vanda Pharmaceuticals Inc. • Xenoport, Inc.
• Memory Pharmaceuticals Corp.

Compensia also compared each executive’s compensation to two market surveys, the 2006 Biotech Employee Development Coalition Survey, which consisted of 87 San Diego-based biotechnology companies, and the 2006 Radford Survey — Biotechnology Benchmark, which included 111 biotechnology companies throughout the United States having a number of employees between 50 and 149.

With respect to the compensation committee’s executive compensation review in early 2008, the committee authorized management to engage Remedy to perform a competitive assessment of each executive officer’s compensation utilizing the same market comparison group of specialty pharmaceutical companies that Remedy used in its competitive assessment of our board of directors compensation levels.

In early 2008, Remedy also compared the stock option grant guidelines previously adopted by our compensation committee with option grant data from the companies in that comparison group. Remedy then made recommendations to the compensation committee regarding potential updates to our stock option guidelines, including those relating to our executive officers. The compensation committee adopted new stock option guidelines based upon these recommendations.

With respect to survey data not relating to our market comparison groups that was reviewed by the compensation committee, the identities of the individual companies included in the surveys were not provided to the compensation committee, and the compensation committee did not refer to individual compensation information for such companies. Instead, the compensation committee only referred to the statistical summaries of such surveys.

While we believe that comparisons to market data are a useful tool, we do not believe that it is appropriate to establish executive compensation levels based solely on a comparison to data from these companies. While compensation paid by other companies is a factor that the compensation committee considers in assessing the reasonableness of compensation, the compensation committee does not rely entirely on that data to determine executive officer compensation. Instead, the compensation committee incorporates flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment. As a result of this approach, there are no comparative guidelines, such as percentiles, used by our compensation committee in making compensation determinations relative to the compensation data from our market comparison group. In addition, the compensation committee has discretion to make option grants to executive officers that are outside of the ranges in our stock option guidelines. Our compensation committee relies upon the judgment of its members in making executive compensation decisions, after reviewing the following factors:

•	our performance against corporate objectives for the previous year,

•	difficulty in achieving desired results in the previous year and the current year,

•	value of the executive’s unique leadership and other skills and capabilities to support our long-term performance,

•	historical compensation versus performance,

•	status relative to similarly-situated executives from our market comparison group, and

•	the executive’s performance generally, including against individual objectives, for the previous year.

The data regarding the compensation history and market comparisons for each executive officer are provided to our Chief Executive Officer, the Chairman of the Board and the compensation committee. Our Chief Executive Officer then makes compensation recommendations to the compensation committee based on the performance of the executive officers who report to him. With respect to compensation received by our Chief Executive Officer during 2007, our Chairman of the Board made compensation recommendations to the compensation committee based on the performance of the Chief Executive Officer. The compensation committee considers, but is not bound to accept, these recommendations with respect to executive officer compensation. No executive officer is present at the time of his or her compensation is being discussed or determined.

On December 6, 2007, we announced that our Chief Executive Officer, Kenneth Cohen, had resigned from his employment with us, effective December 31, 2007. Our Chairman of the Board, David F. Hale, was appointed as Executive Chairman of the Board on December 6, 2007, and assumed the role of Interim Chief Executive Officer on January 1, 2008. Mr. Hale will hold each of these positions until a new Chief Executive Officer is retained, at which time Mr. Hale will return to his position as non-Executive Chairman of the Board.

At the time that Mr. Hale agreed to serve in these positions, the compensation committee and our board of directors approved compensation arrangements for Mr. Hale for his service in these positions for 2008. As a result, Mr. Hale’s compensation was not reviewed and adjusted as part of our normal, annual executive compensation review.

Prior to the end of 2008, our board of directors will review Mr. Hale’s then-current role and determine his compensation for 2009. If a new Chief Executive Officer is retained and Mr. Hale returns to his role as non-Executive Chairman of the Board for 2009, it is expected that Mr. Hale will be compensated for 2009 as provided under our Director Compensation Policy. We expect that the compensation of the new Chief Executive Officer will be reviewed and adjusted annually pursuant to our historical practices relating to our other executive officers, with our Chairman of the Board making related compensation recommendations to the compensation committee.

Our policy for allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for our company and our stockholders. A significant percentage of total compensation is allocated to incentive compensation as a result of the philosophy mentioned above. We have no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the compensation committee reviews historical and competitive information and applies its judgment in light of our then-current circumstances regarding current and long-term goals to determine the appropriate level and mix of incentive compensation.

Elements of Executive Compensation

The following “Summary Compensation Table” provides a summary of the compensation received by our Executive Chairman and Interim Chief Executive Officer, our former Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers, or our Named Executive Officers, in the fiscal years ended December 31, 2007 and 2006. David F. Hale assumed the position of Executive Chairman of the Board on December 6, 2007 and the position of Interim Chief Executive Officer on January 1, 2008. This table provides an all-inclusive presentation of the various cash and non-cash elements that comprise total compensation for each of the Named Executive Officers. The “Salary” column is the gross wages earned during each year listed. The “Stock Awards” column is the non-cash charge for expense related to restricted stock recorded during each year listed in accordance with the provisions of Statement of Financial Accounting Standards No. 123(R) Share Based Payment, or SFAS No. 123(R). The “Option Awards” column is the non-cash charge for stock options recorded during each year listed in accordance with the provisions of SFAS No. 123(R). We use the Black-Scholes model to estimate the value of our stock options which requires multiple subjective inputs. See the Notes to Financial Statements” in our annual report for additional information. The “Non-Equity Incentive Plan Compensation” is the bonus earned during each year listed. No Named Executive Officer earned any signing bonuses, pension or other nonqualified deferred compensation, or perquisites exceeding $10,000 during 2007 or 2006.

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation
		Salary	Bonus	Awards	Awards	Compensation	Earnings	All Other
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	Compensation	Total

David F. Hale, Executive	2007	$19,646	$—	$26,714	$676,561	$—	N/A	$162,189	$885,110
Chairman and Interim Chief Executive Officer(1)	2006	$—	$—	$—	$303,042	$—	N/A	$95,750	$398,792
Kenneth M. Cohen, Former	2007	$345,833	$—	$—	$1,989,430	$70,000	N/A	$368,657	$2,773,920
President and Chief Executive Officer and Current Director(2)	2006	$320,833	$—	$—	$825,733	$115,500	N/A	$—	$1,262,066
Meg M. McGilley, Vice	2007	$234,375	$—	$26,714	$404,186	$54,844	N/A	$—	$720,119
President and Chief Financial Officer	2006	$220,833	$—	$—	$312,347	$61,281	N/A	$—	$594,461
Philip Jochelson, Senior	2007	$281,067	$—	$26,714	$448,840	$71,883	N/A	$—	$828,504
Vice President and Chief Medical Officer	2006	$262,500	$—	$—	$354,050	$74,493	N/A	$—	$691,043
Susan E. Dubé, Senior Vice	2007	$255,208	$—	$26,714	$385,376	$53,211	N/A	$—	$720,509
President, Corporate Development	2006	$243,333	$—	$—	$291,747	$67,342	N/A	$—	$602,422
Jeffrey W. Raser, Senior	2007	$255,208	$—	$26,714	$384,653	$62,781	N/A	$—	$729,356
Vice President, Sales and Marketing	2006	$243,333	$—	$—	$290,955	$67,160	N/A	$—	$601,448

(1)	Mr. Hale became Executive Chairman of the Board on December 6, 2007 and Interim Chief Executive Officer on January 1, 2008. Amounts included in the “Salary” column for Mr. Hale reflect payments for his service as Executive Chairman of the Board during 2007. Amounts included in “All Other Compensation” reflect payments made to Mr. Hale for his service as non-Executive Chairman of the Board during each year listed. Amounts included in the “Stock Awards” and “Option Awards” columns for Mr. Hale include all share-based award amounts earned during each year listed as determined under SFAS No. 123(R) for his services both as non-Executive Chairman of the Board during 2006 and through December 5, 2007 and as Executive Chairman of the Board beginning December 6, 2007.

(2)	Mr. Cohen’s resignation from employment with us was effective December 31, 2007. Under his employment agreement, Mr. Cohen received a lump-sum severance payment of $345,937 upon his resignation, which was calculated based on the base salary paid to Mr. Cohen during the previous twelve months prior to the effective date of his resignation, and $22,720 for unused paid time off, the sum of which are included in the “All Other Compensation” column in the table above. Mr. Cohen also received a $70,000 bonus payment relating to performance in 2007. Additionally, Mr. Cohen received twelve months of accelerated vesting for his stock options, the value of which is included in the “Options Awards” column as determined under SFAS No. 123(R). Mr. Cohen also received a $70,000 bonus payment upon the acceptance of the NDA for SILENORtm by the FDA in April 2008. This amount is not included in the table above since it was paid in April 2008.

Base Salary

As a general matter, the base salary for each executive officer is initially established through negotiation at the time the officer is hired, taking into account the officer’s qualifications, experience, prior salary and competitive salary information. The compensation committee annually reviews and sets the base salaries of our Chief Executive Officer and other members of senior management. Each of our executive officers has entered into an employment agreement with us that prohibits the compensation committee from decreasing his or her base salary as part of this annual review process. Salaries are also reviewed in the case of promotions or other significant changes in responsibilities. In each case, the compensation committee assesses individual performance against job responsibilities, our overall company performance, our budget for merit increases and competitive salary information. Base salary is intended to provide a baseline of compensation that does not fluctuate, absent merit-based increases.

In March 2007, the compensation committee set base salaries for our Named Executive Officers, other than Mr. Hale, to be in effect until the next annual review by the compensation committee. These base salaries were as follows:

	Base Salary		Increase Over
Named Executive Officer	2006	2007	2006 (%)

Kenneth M. Cohen, Former President and Chief Executive Officer	$325,000	$350,000	7.7%
Meg M. McGilley, Vice President and Chief Financial Officer	225,000	236,250	5.0%
Philip Jochelson, M.D., Senior Vice President and Chief Medical Officer	265,000	278,250	5.0%
Susan E. Dubé, Senior Vice President, Corporate Development	245,000	257,250	5.0%
Jeffrey W. Raser, Senior Vice President, Sales and Marketing	$245,000	$257,250	5.0%

Each of these increases reflected an overall assessment by the compensation committee of the executive officer’s base salary level, taking into account the executive’s performance in 2006, contribution to our overall performance in 2006, historical compensation awards, anticipated contribution to 2007 corporate goals and comparisons to data from the companies in our market comparison group.

Mr. Hale did not receive a base salary for service as our Interim Chief Executive Officer during 2007 since his role in that position started January 1, 2008. Mr. Hale did receive $15,000 per month pro-rated from December 6, 2007 through December 31, 2007 for his services as Executive Chairman of the Board. During 2008, Mr. Hale will receive a salary of $15,000 per month for each month or portion of a month that he serves as our Interim Chief Executive Officer. For his service as our Executive Chairman of the Board, Mr. Hale will receive a monthly salary of $15,000 per month throughout 2008. It is anticipated that Mr. Hale will return to his position as non-Executive Chairman upon the appointment of a new Chief Executive Officer. If Mr. Hale returns to his position as non-Executive Chairman during 2008, Mr. Hale will continue to be compensated at $15,000 per month through the end of 2008, after which it is expected that Mr. Hale will be compensated for 2009 as provided under our Director Compensation Policy.

In October 2007, our board of directors, upon the recommendation of the compensation committee, increased Dr. Jochelson’s base salary from $278,250 to $300,000, an increase of 7.8%. This increase was made to reward Dr. Jochelson for past performance and to provide incentive for Dr. Jochelson to continue to contribute to our overall performance, and was determined in part by comparing Dr. Jochelson’s salary to data from the companies in our market comparison group.

In February 2008, the compensation committee set base salaries for our Named Executive Officers, other than Mr. Hale, to be in effect until the next annual review by the compensation committee. These base salaries are as follows:

	Base Salary		Increase Over
Named Executive Officer	2007	2008	2007 (%)

Meg M. McGilley, Vice President and Chief Financial Officer	$236,250	$255,000	7.9%
Philip Jochelson, M.D., Senior Vice President and Chief Medical Officer	300,000	316,500	5.5%
Susan E. Dubé, Senior Vice President, Corporate Development	257,250	268,850	4.5%
Jeffrey W. Raser, Senior Vice President, Sales and Marketing	$257,250	$270,150	5.0%

Each of these increases reflects an overall assessment by the compensation committee of the executive officer’s base salary level, taking into account the executive’s performance in 2007, contribution to our overall performance in 2007, historical compensation awards, anticipated contribution to 2008 corporate goals and comparisons to data from the companies in our market comparison group.

Non-Equity Incentive Plan Compensation

It is the compensation committee’s objective to have a significant percentage of each executive officer’s total compensation be contingent upon our performance as well as upon his or her own level of performance and contribution toward our performance. This allows executive officers to receive bonus compensation in the event certain specified corporate performance measures are achieved, with individual performance also taken into account by the compensation committee for executive officers other than the Chief Executive Officer.

In the first quarter of 2006, our compensation committee adopted the 2006 Incentive Plan. This plan was designed to reward our executive officers for the achievement of annual performance goals. Pursuant to the plan, each year the committee designates for each executive officer a target bonus amount, expressed as a percentage of his or her base salary. For 2006, the target bonus percentage for our Chief Executive Officer was 40% of his base salary. For each other executive officer, the target bonus was 30% of his or her base salary. In March 2007, the committee approved our 2007 Incentive Plan, which included the same target bonus percentages for our Chief Executive Officer and each of our other executive officers as were in effect under our 2006 Incentive Plan. In February 2008, the committee approved our 2008 Incentive Plan, under which the target bonus percentage for our Chief Executive Officer will be 45% of his base salary, and the target bonus percentage for each other executive officer will be 35% of his or her base salary. For his service as our Interim Chief Executive Officer, Mr. Hale will be entitled to receive a bonus based entirely on the achievement of corporate goals during 2008. His target bonus will be 45% of the amount of total salary ($30,000 per month) that he receives during the period that he serves as Interim Chief Executive Officer. The bonus will be determined by the compensation committee and paid to Mr. Hale at the same time that the determination and payment of performance-based annual bonuses are made with respect to our other executive officers for 2008 performance.

The calculation of the bonus to be paid to our Chief Executive Officer is entirely dependent upon the achievement of our corporate performance goals. The corporate performance goals for 2006 were established by the compensation committee and included objectives relating to: (1) clinical trials and product development,

(2) strategic planning and related financing with respect to our product candidate SILENORtm, and (3) general corporate objectives.

Objectives relating to our clinical trials and product development programs included the completion of the first of four Phase 3 clinical trials of our product candidate SILENORtm in the first quarter of the year, followed by the remaining three Phase 3 clinical trials and five Phase 1 clinical trials of SILENORtm during the remainder of the year, as well as completing all other development work relating to SILENORtm in a timely manner. In addition, these objectives included completion of the pilot Phase 2 clinical trial of our product candidate nalmefene for smoking cessation in mid-2006, and completion of the Phase 2/3 clinical trial of nalmefene for the treatment of pathological gambling by the end of the year, together with an assessment by management of further development plans based on the results of those clinical trials. With respect to our former product candidate acamprosate, these objectives included a determination of suitability for development of several new formulations of acamprosate by completing Phase 1 pharmacokinetic clinical trials, followed by the preparation of a clinical development plan.

Our goals relating to strategic planning with respect to SILENORtm included pursuing a collaboration with another pharmaceutical company to help us commercialize SILENORtm and to provide working capital, while also developing our own strategic and tactical plan for the commercialization of SILENORtm and the pursuit of other financing arrangements to secure working capital.

General corporate objectives consisted of achieving increased awareness of our company and our product candidates and complying with all legal and accounting requirements applicable to a public company, including the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

The 2007 corporate performance goals were established by the compensation committee and included objectives relating to: (1) regulatory activities relating to our product candidate SILENORtm, (2) establishing a strategic collaboration regarding SILENORtm, (3) our stock price performance, and (4) general corporate objectives.

Objectives relating to SILENORtm regulatory activities included the completion of the NDA submission for SILENORtm by August 31, 2007, absent the portions of the NDA that depended on non-clinical studies requested by the FDA, with the goal of submitting the NDA to the FDA in the first quarter of 2008. With respect to establishing strategic collaboration regarding SILENORtm, our goal was to complete a collaboration by the end of 2007.

The objective relating to our stock price performance was based on a comparison between the percentage change in average closing prices for the last ten days of trading for 2006 and 2007 on the Nasdaq Global Market for our common stock and the Nasdaq Biotech Index. The difference of the average closing prices for the Nasdaq Biotech Index was subtracted from the difference of the average closing prices for our common stock, and the percentage achievement depended on the result as follows:

•	if the result was less than or equal to -5, the percentage goal achievement was zero,

•	if the result was more than -5 but less than or equal to zero, the percentage goal achievement was 50%,

•	if the result was more than zero but less than or equal to 5, the percentage goal achievement was 60%, and

•	if the result was more than 5 but less than or equal to 10, the percentage goal achievement was 100%

Our goals relating to our general corporate performance included maintaining compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, along with complying with all other legal and accounting requirements applicable to a public company. In addition, these objectives included operating within the budgets approved by our board of directors and having cash and cash equivalents as of December 31, 2007 sufficient to fund our planned operations for at least one year.

These goals also included completion of our Phase 1 pharmacokinetic clinical trials of our product candidate acamprosate and making recommendations to the board of directors relating to plans for acamprosate and our nalmefene product candidate. After receiving and analyzing the results of our Phase 1 formulation development work relating to acamprosate, we made the determination not to move forward with further development of acamprosate. We then terminated our license agreement for acamprosate, effective as of January 2008. We are evaluating the results from our clinical trials of nalmefene before making determinations regarding the future of the nalmefene program.

For our executive officers other than our Chief Executive Officer, the calculation of the bonus depends on the achievement of both corporate and individual performance. The individual performance assessments are primarily based upon individual performance objectives that are established based upon each executive officer’s job responsibilities. The objectives are designed to support the continuing growth and development of the organization and generally take into account the executive officer’s planned contributions toward helping us achieve our corporate goals. For 2006 and 2007, the bonus for each of our executive officers other than our Chief Executive Officer was based 75% on the achievement of corporate goals and 25% on individual performance. The compensation committee approved the same weighting in the 2008 Incentive Plan. Because of the relatively low weighting of individual performance and the discretion of the compensation committee to determine individual performance based upon numerous factors, we do not believe that an analysis of specific individual performance goals is material to a discussion of the executive compensation determination of our executive officers.

With respect to both corporate goals and individual performance, our compensation committee places performance into one of four categories: excellent in view of prevailing conditions, acceptable in view of prevailing conditions, meeting some but not all objectives, or not acceptable in view of prevailing conditions. Each of these categorizations results in a range of multipliers to the target amount of the bonus that is applicable to the corporate or individual goals. The compensation committee has discretion with respect to the actual multiplier to apply in each case. For 2006 and 2007, the ranges were 75% to 150% for excellent performance, 50% to 75% for acceptable performance, 25% to 50% for performance meeting some but not all objectives and 0% for unacceptable performance. The compensation committee approved the same ranges in the 2008 Incentive Plan. Management’s recommendations with respect to bonuses for executive officers utilize the weightings between corporate goals and individual performance and the multipliers to the target bonus amounts. The primary factor in the determination of the bonus is the achievement of objectives, but the compensation committee also takes other factors into account, such as market comparison data, contribution to corporate goals, historical compensation awards and anticipated contribution to future corporate goals.

If any executive officer was not employed with us for the full year, his or her incentive compensation will be pro-rated based on the portion of the year he or she was employed with us. To be eligible for a pro-rated bonus, the executive must have served in that capacity for at least the last three months of the year and through the time the bonus is paid.

In March 2007, the compensation committee awarded incentive compensation to our executive officers relating to 2006 performance. In making these determinations, the compensation committee assessed our overall performance and determined that we met our corporate objectives at the 90% level.

In February 2008, the compensation committee awarded incentive compensation to our executive officers relating to 2007 performance. In making these determinations, the compensation committee assessed our overall performance and determined that we met our corporate objectives at the 76% level. The bonuses received by our Named Executive Officers for 2007 are set forth in the “Summary Compensation Table” above. Mr. Hale did not receive a bonus for 2006 or 2007 because he commenced employment with us in December 2007.

In October 2007, our board of directors, upon the recommendation of the compensation committee, amended our 2007 Incentive Plan to provide that each executive officer was eligible for an additional cash bonus equal to 50% of his or her target bonus percentage, payable upon the acceptance of the NDA for SILENORtm by the FDA. This was done to provide additional incentive for our management team to help achieve this key corporate objective. These bonuses were paid in April 2008 and were in addition to any bonuses payable to our executive officers under the 2008 Incentive Plan.

In addition, in October 2007, our board of directors, upon the recommendation of the compensation committee, in order to reward Mr. Hale for his past service as our non-Executive Chairman of the Board, and to provide incentive for future performance by Mr. Hale, approved a cash bonus for Mr. Hale of $20,000 payable upon acceptance of the NDA for SILENORtm by the FDA. In April 2008, in connection with the FDA’s acceptance of the NDA for SILENORtm, the compensation committee awarded Mr. Hale a cash bonus of $36,000, which bonus was in lieu of such $20,000 bonus.

Equity-Based Awards

We generally provide equity-based incentive award compensation to our executive officers through grants of stock options. Stock option grants allow us to:

•	enhance the link between the creation of stockholder value and long-term executive incentive compensation,

•	provide an opportunity for increased equity ownership by executives, and

•	maintain competitive levels of total compensation.

Stock option grant levels are determined based on market data and vary among executive officers based on their positions and performance. Newly hired or promoted executive officers also typically receive stock option grants in connection with those events. We have guidelines that provide ranges of options to be granted to our employees, including our executive officers, based on their positions and whether the grants are being made in connection with hiring or on a performance basis thereafter. These guidelines were adopted by our compensation committee after considering recommendations provided by our independent compensation consultant that were based upon option grant data from our market comparison group and the statistical summaries of compensation data presented to them based on available surveys. Our compensation committee considers the ranges contained in our guidelines in making determinations regarding the size of option grants, but it is not bound to comply with these ranges. In making determinations relating to the size of stock option grants, the compensation committee takes into account a number of factors, such as the relative performance of the executive, individual scope of duties, the value of existing long-term incentive awards, individual performance history, prior contributions to company performance, the size of prior grants and competitive market data. Based upon these factors, the compensation committee determines the size of stock option grants at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

The 2005 Equity Incentive Award Plan initially defined the exercise price of our stock option grants to be the closing price of our common stock on the Nasdaq Global Market on the trading day immediately prior to the grant date. In January 2007, the board of directors amended our 2005 Equity Incentive Award Plan to define the exercise price to be the closing price of our common stock on the Nasdaq Global Market on the grant date.

In addition, the board of directors has implemented a Policy Regarding Equity Awards. With respect to stock options that may be granted to our executive officers, this policy provides that:

•	stock options may be granted only at meetings of the compensation committee or the board of directors,

•	the grant date shall be the date that the meeting approving the option grant was held or the date of commencement of employment of a newly-hired executive officer, if later,

•	the exercise price of a stock option may not be less than the fair market value of a share of our common stock on the grant date,

•	no grant of any stock option to an executive officer shall be permitted if the compensation committee determines that at the time of grant its members are in possession of material, non-public information concerning our company, and

•	the material terms of each option grant are communicated to the executive officer in a timely manner.

The policy also provides that stock awards can be granted outside the terms of the policy in the event of unique circumstances or when time is of the essence, but that we shall not, and shall not have any program, plan or practice to, coordinate stock option grants with the release by us of material non-public information or any other investor relations activities.

In connection with his appointment as Executive Chairman of the Board and Interim Chief Executive Officer in December 2007, and in order to compensate him for his increased responsibilities in those roles during 2008, our board of directors made two grants to Mr. Hale of stock options to purchase shares of our common stock under our

2005 Equity Incentive Award Plan. Mr. Hale received options to purchase 50,000 shares of our common stock at an exercise price of $5.90, the closing price of our common stock on the Nasdaq Global Market on the grant date of December 6, 2007. These options vest on a monthly basis in 36 equal installments beginning on the grant date. In the event of a change of control transaction involving us or our stock, all of these options will fully vest upon the consummation of the change of control transaction. On the same day, Mr. Hale was also granted stock options to purchase 40,000 shares of our common stock at an exercise price of $5.90. These options were fully vested at the time of grant.

Except for the options we have granted to Mr. Hale, all of the stock options that have been granted to our executive officers to date have a ten year term and vest over four years, with 25% vesting after one year and the remainder vesting in equal monthly installments over the subsequent three years. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

Our 2005 Equity Incentive Award Plan also allows us to provide other types of equity awards to our executive officers. In October 2007, each of our executive officers and Mr. Hale, our Chairman of the Board at the time, was issued 20,000 shares of restricted stock, of which 5,000 shares vested upon the acceptance of the NDA for SILENORtm by the FDA in April 2008, and 15,000 shares would vest upon the approval of the NDA for SILENORtm. These one-time grants were made in order to provide additional incentives for our management team to help achieve the key corporate goals represented by the events that trigger vesting. With respect to the restricted stock held by Mr. Hale, in the event of a change of control transaction involving us or our stock prior to the approval of the NDA for SILENORtm, 100% of the unvested shares of restricted stock will vest upon the consummation of the change of control transaction. With respect to the restricted stock held by our other executive officers, in the event of a change of control transaction involving us or our stock prior to the approval of the NDA for SILENORtm, 50% of the unvested shares of restricted stock will vest upon the consummation of the change of control transaction. The remaining 50% will be converted into the right to receive cash at the time of the consummation of the change of control transaction based on the value of the change of control transaction, with such cash to be paid to the executive officer upon approval of the NDA for SILENORtm. In addition, if an executive officer is terminated without cause or resigns for good reason following the change of control transaction but prior to approval of the NDA for SILENORtm, the cash would be paid to him or her in full upon his or her termination or resignation. Except in the event of a change of control, an executive officer must be employed on the vesting date in order to have his or her restricted stock vest. Except with respect to this one-time grant of shares of restricted stock, stock options have been the only type of award granted to executive officers under our 2005 Equity Incentive Award Plan.

We do not have any security ownership requirements for our executive officers.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the outstanding stock options and restricted stock as of December 31, 2007 for our Named Executive Officers.

	Option Awards						Stock Awards
									Equity	Equity
									Incentive	Incentive
									Plan	Plan
									Awards:	Awards:
				Equity					Number of	Market or
				Incentive Plan					Unearned	Payout
		Number of	Number of	Awards:					Shares,	Value of
		Securities	Securities	Number of			Number of		Units or	Unearned
		Underlying	Underlying	Securities			Shares or	Market	Other	Shares,
		Unexercised	Unexercised	Underlying	Option		Units of	Value of	Rights that	Units or
		Options (#	Options (#	Unexercised	Exercise	Option	Stock that	Stock that	Have not	Other Rights
	Award	Exercisable)	Unexercisable)	Unearned	Price	Expiration	Have Not	Have Not	Vested (#)	that Have
Name and Principal Position	Grant Date	(1)	(1)	Options (#)	($/Share)	Date	Vested (#)	Vested ($)	(2)	not Vested ($)

David F. Hale,	3/02/2005	15,000	—	—	$2.40	3/01/2015	—	$—	—	$—
Executive Chairman	7/19/2005	13,333	—	—	3.00	7/18/2015	—	—	—	—
Interim Chief	12/15/2005	23,333	11,667	—	11.00	12/14/2015	—	—	—	—
Executive Officer	5/31/2006	30,000	—	—	15.32	5/30/2016	—	—	—	—
	5/31/2007	23,333	16,667	—	15.00	5/30/2017	—	—	—	—
	10/8/2007	2,777	47,223	—	11.40	10/07/2017	—	—	20,000	104,200
	12/6/2007	40,000	50,000	—	$5.90	12/05/2017	—	—	—	—

		147,776	125,557	—			—	$—	20,000	$104,200

Kenneth M. Cohen,	6/28/2004	30,833	—	—	$1.20	12/08/2008	—	$—	—	$—
Former President,	3/02/2005	9,375	—	—	2.40	12/08/2008	—	—	—	—
Chief Executive	7/19/2005	174,392	—	—	3.00	12/08/2008	—	—	—	—
Officer and Current	1/06/2006	164,062	—	—	10.60	12/08/2008	—	—	—	—
Director(3)	3/02/2007	43,750	—	—	$11.78	12/08/2008	—	—	—	—

		422,412	—	—			—	$—	—	$—

Meg M. McGilley,	6/28/2004	2,250	6,250	—	$1.20	6/27/2014	—	$—	—	$—
Vice President and	3/02/2005	20,425	9,375	—	2.40	3/01/2015	—	—	—	—
Chief Financial	7/19/2005	50,346	32,987	—	3.00	7/18/2015	—	—	—	—
Officer	1/06/2006	29,708	32,292	—	10.60	1/05/2016	—	—	—	—
	3/02/2007	—	50,000	—	11.78	3/01/2017	—	—	—	—
	10/8/2007	—	—	—	$—	—	—	—	20,000	104,200

		102,729	130,904	—			—	$—	20,000	$104,200

Philip Jochelson,	4/04/2005	8,236	18,056	—	$2.40	4/03/2015	—	$—	—	$—
Senior Vice President	7/19/2005	50,346	32,987	—	3.00	7/18/2015	—	—	—	—
and Chief Medical	1/06/2006	36,895	40,105	—	10.60	1/05/2016	—	—	—	—
Officer	3/02/2007	—	50,000	—	11.78	3/01/2017	—	—	—	—
	10/8/2007	—	—	—	$—	—	—	—	20,000	104,200

		95,477	141,148	—			—	$—	20,000	$104,200

Susan E. Dubé, Senior	6/28/2004	43,750	6,250	—	$1.20	6/27/2014	—	$—	—	$—
Vice President,	3/02/2005	5,728	2,605	—	2.40	3/01/2015	—	—	—	—
Corporate Development	7/19/2005	50,346	32,987	—	3.00	7/18/2015	—	—	—	—
	1/06/2006	29,708	32,292	—	10.60	1/05/2016	—	—	—	—
	3/02/2007	—	50,000	—	11.78	3/01/2017	—	—	—	—
	10/8/2007	—	—	—	$—	—	—	—	20,000	104,200

		129,532	124,134	—			—	$—	20,000	$104,200

Jeffrey W. Raser,	6/28/2004	43,750	6,250	—	$1.20	6/27/2014	—	$—	—	$—
Senior Vice	3/02/2005	5,156	2,344	—	2.40	3/01/2015	—	—	—	—
President, Sales and	7/19/2005	50,346	32,987	—	3.00	7/18/2015	—	—	—	—
Marketing	1/06/2006	29,708	32,292	—	10.60	1/05/2016	—	—	—	—
	3/02/2007	—	50,000	—	11.78	3/01/2017	—	—	—	—
	10/8/2007	—	—	—	$—	—	—	—	20,000	104,200

		128,960	123,873	—			—	$—	20,000	$104,200

(1)	The vesting information presented in the table above is as of December 31, 2007. All of the stock options presented in the table above, other than those granted to Mr. Hale, vest such that 25% are vested one year after the vesting commencement date and 1/48th vest on the first day of each calendar month thereafter until all options are fully vested on the first day of the 48th month after the vesting commencement date. The vesting commencement date is typically the grant date except that the options granted on June 28, 2004 had a vesting commencement date of June 1, 2004. The vesting commencement date may occasionally differ from the grant date, but in all cases the stock option exercise price is the closing stock price on either the day before the grant date for stock options granted prior to January 2007, or the closing stock price on the date of grant for those options granted after January 2007. The stock options granted to Mr. Hale presented in the table above vest on the first day of each month subsequent to the vesting commencement date as summarized in the following table:

		Vesting	Vesting
		Commencement	Months
Grant Date	Shares (#)	Date	(#)

3/02/2005	15,000	8/14/2003	24
7/19/2005	5,000	8/14/2003	24
7/19/2005	8,333	7/19/2005	12
12/15/2005	35,000	12/15/2005	36
5/31/2006	30,000	5/31/2006	12
5/31/2007	40,000	5/31/2007	12
10/8/2007	50,000	10/8/2007	36
12/6/2007	50,000	12/6/2007	36
12/6/2007	40,000	12/6/2007	Immediate

Total	273,333

(2)	The vesting schedule relating to the restricted stock listed in the table above is as follows: 5,000 shares vested upon the acceptance by the FDA of the NDA for SILENORtm in April 2008, and 15,000 shares would vest upon the approval by the FDA of the NDA for SILENORtm.

(3)	The vesting of Mr. Cohen’s stock options in the table above accelerated upon his resignation on December 31, 2007 such that all stock options that would have been vested as of December 31, 2008 became immediately vested. Mr. Cohen’s stock options expire 180 days after the earlier of the announcement by us of a new, permanent Chief Executive Officer or our 2008 annual shareholder meeting. Mr. Cohen was granted 20,000 shares of restricted stock on October 8, 2007 which we later repurchased upon Mr. Cohen’s resignation at $0.0001 per share, which was the per-share purchase price at the time of grant.

Grants of Plan-Based Awards Table

The following table summarizes equity-based and incentive plan awards granted to our Named Executive Officers during the last fiscal year.

								All Other	All Other
								Stock	Option
								Awards:	Awards:
								Number of	Number of	Exercise or	Grant Date
		Estimated Future Payouts Under			Estimated Future Payouts Under			Shares of	Securities	Base Price of	Fair Value
Name and		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Stock or	Underlying	Option	of Stock and
Principal	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units (#)	Options	Awards	Option
Position	Date	($)	($)(1)	($)	(#)	(#)	(#)	(2)	(#)(5)	($/Share)	Awards(3)

David F. Hale,	5/31/2007	$—	$—	$—	—	—	—	—	40,000	$15.00	$424,444
Executive	10/8/2007	—	—	—	—	—	—	—	50,000	11.40	378,865
Chairman and	10/8/2007	—	36,000	—	—	—	—	20,000	—	—	228,000
Interim Chief	12/6/2007	$—	$—	$—	—	—	—	—	90,000	$5.90	$347,472
Executive Officer
Kenneth M. Cohen,	3/2/2007	$—	$—	$—	—	—	—	—	100,000	$11.78	$833,990
Former President, Chief Executive Officer and Current Director (4)	10/8/07	$—	$70,000	$—	—	—	—	—	—	$—	$—
Meg M. McGilley,	3/2/2007	$—	$—	$—	—	—	—	—	50,000	$11.78	$416,995
Vice President and Chief Financial Officer	10/8/07	$—	$35,438	$—	—	—	—	20,000	—	$—	$228,000
Philip Jochelson,	3/2/2007	$—	$—	$—	—	—	—	—	50,000	$11.78	$416,995
Senior Vice President and Chief Medical Officer	10/8/07	$—	$45,000	$—	—	—	—	20,000	—	$—	$228,000
Susan E. Dubé,	3/2/2007	$—	$—	$—	—	—	—	—	50,000	$11.78	$416,995
Senior Vice President, Corporate Development	10/8/07	$—	$38,588	$—	—	—	—	20,000	—	$—	$228,000
Jeffrey W. Raser,	3/2/2007	$—	$—	$—	—	—	—	—	50,000	$11.78	$416,995
Senior Vice President, Sales and Marketing	10/8/07	$—	$38,588	$—	—	—	—	20,000	—	$—	$228,000

(1)	Each target amount listed under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” was paid upon the acceptance by the FDA of the NDA for SILENORtm in April 2008. Other amounts paid under our 2007 Incentive Plan are included in the Summary Compensation Table provided earlier in this document. With regards to amounts paid to Mr. Hale, in October 2007, our board of directors, upon the recommendation of the compensation committee, approved a cash bonus for Mr. Hale of $20,000 payable upon acceptance of the NDA for SILENORtm by the FDA. In April 2008, in connection with the FDA’s acceptance of the NDA for SILENORtm, the compensation committee awarded Mr. Hale a cash bonus of $36,000, which bonus was in lieu of such $20,000 bonus.

(2)	The vesting schedule relating to the restricted stock listed under “All Other Stock Awards; Number of Shares of Stock or Units” above is as follows: 5,000 shares vested upon the acceptance by the FDA of the NDA for SILENORtm in April 2008, and 15,000 shares would vest upon the approval by the FDA of the NDA for SILENORtm.

(3)	The amounts listed under the “Grant Date Fair Value of All Other Option Awards” are the fair values of the stock options at the time of grant as determined in accordance with the provisions of SFAS No. 123(R). The grant date fair value is estimated based on an option valuation model, such as the Black-Scholes model which we use, and requires multiple subjective inputs which could cause the intrinsic value realized upon exercise of the option to differ significantly from the value presented here. See the Notes to Financial Statements” in our annual report for additional information.

(4)	Mr. Cohen was granted 20,000 shares of restricted stock on October 8, 2007 which we later repurchased upon Mr. Cohen’s resignation at the per-share original purchase price at the time of grant of $0.0001 per share. The restricted stock was not vested at the time of Mr. Cohen’s resignation and would have vested as follows: 5,000 shares upon the acceptance by the FDA of the NDA for SILENORtm, and 15,000 shares upon the approval by the FDA of the NDA for SILENORtm.

(5)	The vesting schedule for each option listed under “All Other Option Awards: Number of Securities Underlying Options” is set forth in the table entitled “Outstanding Equity Awards at Fiscal Year End” above.

We routinely grant our executive officers stock options under our stock incentive plans. For a description of the change of control provisions applicable to these stock options, see “Severance Benefits and Change of Control Arrangements” below.

In February 2008, the compensation committee granted stock options to our executive officers. A summary of the options granted to our Named Executive Officers in February 2008 is as follows:

		All Other
		Option
		Awards:	Grant Date	Exercise or
		Number of	Fair Value	Base Price of
		Securities	of All Other	Option
		Underlying	Option	Awards
Name and Principal Position	Grant Date(1)	Options (#)	Awards(2)	($/Share)

Meg M. McGilley, Vice President and Chief Financial Officer	02/19/08	75,000	$244,305	$4.93
Philip Jochelson, Senior Vice President and Chief Medical Officer	02/19/08	90,000	293,166	4.93
Susan E. Dubé, Senior Vice President, Corporate Development	02/19/08	75,000	244,305	4.93
Jeffrey W. Raser, Senior Vice President, Sales and Marketing	02/19/08	90,000	$293,166	$4.93

(1)	All of the options presented in the table above vest such that 25% are vested one year after the grant date and 1/48th vest on the first day of each calendar month thereafter until all options are fully vested on the first day of the 48th month after the vesting commencement date.

(2)	The “Grant Date Fair Value of All Other Option Awards” is the fair value of the stock option at the time of grant as determined in accordance with the provisions of SFAS No. 123(R). The grant date fair value is estimated based on an option valuation model, such as the Black-Scholes model which we use, and requires multiple subjective inputs which could cause the intrinsic value realized upon exercise of the option to differ significantly from the value presented here.

Stock Option Exercises and Stock Vested Table

The following table summarizes the exercises of stock options made by our Named Executive Officers during our last fiscal year. None of our Named Executive Officers vested in any restricted stock during 2007. For a summary of vesting of stock options held by our Named Executive Officers, see the table entitled “Outstanding Equity Awards at Fiscal Year End” above.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name and Principal Position	(#)	($) (1)	(#)	($)

David F. Hale, Executive Chairman and Interim Chief Executive Officer	—	$—	—	$—
Kenneth M. Cohen, Former President, Chief Executive Officer and Current Director	15,000	209,400	—	—
Meg M. McGilley, Vice President and Chief Financial Officer	41,700	633,612	—	—
Philip Jochelson, Senior Vice President and Chief Medical Officer	22,800	284,109	—	—
Susan E. Dubé, Senior Vice President, Corporate Development	—	—	—	—
Jeffrey W. Raser, Senior Vice President, Sales and Marketing	—	$—	—	$—

(1)	The “Value Realized on Exercise” presented in the table above is the difference between the stock price at the date of exercise and the exercise price, multiplied by the number of shares exercised. Mr. Cohen held the shares from his stock option exercise and did not sell them. The amount presented for Mr. Cohen was determined using the $15.16 closing price for our common stock listed on the Nasdaq Global Market on May 11, 2007, the date he exercised his stock options.

Other Benefits

In order to attract, retain and pay market levels of compensation, we provide our Named Executive Officers and our other employees the following benefits and perquisites.

Medical Insurance

We provide to each Named Executive Officer and their spouses and children such health, dental and vision insurance coverage as we may from time to time make available to its other eligible employees.

Life, Disability and Long-term Care Insurance

We provide each Named Executive Officer such life, disability and/or long-term care insurance as we may from time to time make available to our other eligible employees.

Pension Benefits

We do not provide pension arrangements or post-retirement health coverage for our executives or employees. Our executive officers and other eligible employees are eligible to participate in our 401(k) contributory defined contribution plan. We currently do not make matching contributions to the 401(k) plan.

Nonqualified Deferred Compensation

We do not provide any nonqualified defined contribution or other deferred compensation plans.

Perquisites

We limit the perquisites that we make available to our executive officers, particularly in light of recent developments with respect to corporate crime and abuse involving perquisites. Our executives are entitled to few benefits with de minimis value that are not otherwise available to all of our employees.

Post-Termination Benefits

Severance Benefits and Change of Control Arrangements

We believe that reasonable severance benefits for our executive officers are important because it may be difficult for our executive officers to find comparable employment within a short period of time. We also believe that it is important to protect our executive officers in the event of a change of control transaction involving us. In addition, it is our belief that the interests of stockholders will be best served if the interests of our senior management are aligned with them, and providing change of control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change of control transactions that may be in the best interests of stockholders. Accordingly, the employment agreements we have entered into with each of our executive officers provide for severance benefits in specified circumstances, as well as benefits in connection with a change of control.

David F. Hale:

Mr. Hale entered into an employment agreement with us in December 2007 upon becoming Executive Chairman of the Board. This employment agreement also covers Mr. Hale’s service as Interim Chief Executive Officer. In the event Mr. Hale’s employment is terminated as a result of disability, he will receive any accrued but unpaid base salary and unused paid time-off as of the date of termination, and, in the discretion of our board of directors, a pro-rated bonus for the year in which the termination occurs. If Mr. Hale was serving as Interim Chief Executive Officer at the date of such termination and the termination occurs in 2008, a lump-sum severance payment will be made to Mr. Hale equal to $15,000 for each month or portion thereof remaining in 2008.

In the event Mr. Hale’s employment is terminated by us for any reason other than disability, Mr. Hale will receive any accrued but unpaid base salary and unused paid time-off as of the date of termination. If Mr. Hale is to remain as the non-Executive Chairman of the Board and the termination of employment occurs in 2008, he will receive $15,000 for each month that he holds the position through December 31, 2008. Also, at the discretion of our board of directors, a pro-rated bonus may be paid for the year in which the termination or resignation occurs. At the time that Mr. Hale’s employment is terminated, if he is to remain as non-Executive Chairman of the Board or a non-employee director beyond 2008, it is expected that Mr. Hale shall be compensated for such service as provided under our Director Compensation Policy.

In the event of a change in control of our company, 100% of Mr. Hale’s unvested restricted stock and stock option awards will immediately become vested and exercisable on the date of the change of control. In addition, in the event Mr. Hale’s employment is terminated by us other than for cause or if he resigns with good reason, in each case within twelve months of a change of control, Mr. Hale will be entitled to exercise such stock option awards for 180 days following the date of termination.

Executive Officers other than Mr. Hale:

Mr. Cohen, Ms. McGilley, Ms. Dubé and Mr. Raser entered into employment agreement with us in August 2003. Each executive officer that subsequently began employment entered into an employment agreement with us providing for lesser severance benefits than those contained in the employment agreements of Mr. Cohen, Ms. McGilley, Ms. Dubé and Mr. Raser. In October 2007 our board of directors, upon the recommendation of the compensation committee, determined that the severance and change of control benefits of each of our executive officers should be conformed, as well as amended as necessary to comply with the requirements of Section 409A of the Internal Revenue Code.

The amended employment agreements provide each executive with certain severance benefits in the event his or her employment is terminated as a result of his or her disability. Specifically, in the event of such a termination, each executive will receive any accrued but unpaid base salary and unused paid time-off as of the date of termination, a lump-sum severance payment equal to twelve months of base salary, and, in the discretion of our board of directors, a pro-rated bonus for the year in which the termination occurs.

The employment agreements also provide each executive with certain severance benefits in the event his or her employment is terminated by us other than for cause or if the executive resigns with good reason. Specifically, in the event of such a termination or resignation, each executive will receive any accrued but unpaid base salary and unused paid time-off as of the date of termination, a lump-sum severance payment equal to twelve months of base salary, twelve months of health care benefits continuation at our expense, and, in the discretion of our board of directors, a pro-rated bonus for the year in which the termination or resignation occurs. In addition, that portion of the executive’s stock awards, and any unvested shares issued upon the exercise of such stock awards, which would have vested if the executive had remained employed for an additional twelve months, will immediately vest on the date of termination or resignation and the executive will be entitled to exercise such stock awards for 180 days following the date of termination. This additional vesting does not apply to the restricted stock granted to the executive officers in October 2007.

In the event of a change of control of our company, 50% of each executive’s unvested stock awards will immediately become vested and exercisable on the date of the change of control and any remaining unvested stock awards will become vested and exercisable on the one year anniversary of the date of the change of control. In addition, in the event an executive’s employment is terminated by us other than for cause or if the executive resigns with good reason, in each case within twelve months of a change of control, all of such executive’s unvested stock awards will immediately become vested and exercisable on the date of termination and the executive will be entitled to exercise such stock awards for 180 days following the date of termination. The additional vesting described in this paragraph does not apply to the restricted stock granted to the executive officers in October 2007.

For purposes of the employment agreements, “cause” means, generally, the executive’s breach of the non-solicitation, nondisparagement or confidentiality provisions of the employment agreement, the executive’s conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent and final jurisdiction for any crime involving moral turpitude or punishable by imprisonment in the jurisdiction involved, the executive’s commission of an act of fraud, the executive’s continuing, willful failure or refusal to perform his or her duties as required by the employment agreement, the executive’s gross negligence, insubordination or material violation of any duty of loyalty to us or any other material misconduct on the part of the executive, the executive’s commission of any act which is detrimental to our business or goodwill, or the executive’s breach of any other provision of the employment agreement after he or she has been afforded a specified period to correct the alleged breach.

For purposes of the employment agreements, “good reason” means, generally, a material diminution in the executive’s base compensation, a material diminution in the executive’s authority, duties or responsibilities, a material diminution in the authority, duties or responsibilities of the supervisor to whom the executive is required to report (or, in the case of our Chief Executive Officer, a requirement that he or she reports to an employee rather than our board of directors), a material change in the geographic location at which the executive must perform his or her duties, or any other action or inaction that constitutes a material breach by us of our obligations to the executive under the employment agreement.

For purposes of the employment agreements, “change in control” has the same meaning as given to that term in our 2005 Equity Incentive Award Plan, which is described in Proposal 2 above.

In connection with his resignation, Mr. Cohen received the severance benefits to which he was entitled under his employment agreement. These benefits included payment of his unused paid time off as of December 31, 2007, his last day of employment with us, a lump sum severance payment of $345,937, which represented the amount of base salary paid to Mr. Cohen during the twelve months prior to the effective date of his resignation, an annual bonus for the 2007 fiscal year under our 2007 Incentive Plan of $70,000, and twelve months of health care benefits continuation at our expense. In addition, that portion of Mr. Cohen’s stock options, and any unvested shares issued upon the exercise of such stock options, which would have vested if Mr. Cohen had remained employed by us through December 31, 2008, immediately vested on December 31, 2007. Mr. Cohen will remain on our board of directors until the earlier of the date that we announce a permanent Chief Executive Officer or the date of our annual meeting of stockholders for 2008. Mr. Cohen will have 180 days after the date that his board of directors service ends to exercise his stock options.

Mr. Cohen also received a cash bonus of $70,000 payable under the 2007 Incentive Plan upon the acceptance of the NDA for SILENORtm by the FDA in April 2008.

If the employment of each of our Named Executive Officers was terminated due to disability or was terminated without cause, or if each resigned for good reason, the estimated benefits that each would receive under their employment agreements as of December 31, 2007 would be as follows:

	Received if Terminated due to Disability			Received if Terminated Without Cause or Resigned for Good Reason
							Intrinsic
							Value of
							Additional
		Unused Paid			Unused Paid	Health Care	Vested Stock
Name and Principal Position	Salary	Time-off	Total	Salary	Time-off	Benefits	Options(1)	Total

David F. Hale,	$—	$1,846	$1,846	$—	$1,846	$—	$—	$1,846
Executive Chairman and Interim Chief Executive Officer (2)
Meg M. McGilley,	236,250	11,360	247,610	236,250	11,360	12,312	92,178	352,100
Vice President and Chief Financial Officer
Philip Jochelson,	300,000	20,801	320,801	300,000	20,801	10,186	84,096	415,083
Senior Vice President and Chief Medical Officer
Susan E. Dubé,	257,250	17,194	274,444	257,250	17,194	15,836	76,962	367,242
Senior Vice President,
Corporate Development
Jeffrey W. Raser,	$257,250	$16,452	$273,702	$257,250	$16,452	$17,232	$76,374	$367,308
Senior Vice President, Sales and Marketing

(1)	The intrinsic value of additional vested stock options shown above is the difference between the closing stock price of $5.21 per share at December 31, 2007 and the exercise price, assuming the exercise price is less than the closing stock price, times the number of shares that would vest.

(2)	If Mr. Hale’s employment was terminated during 2008 due to disability while serving as Interim Chief Executive Officer, Mr. Hale would receive $15,000 for each remaining month through December 31, 2008. Mr. Hale assumed the position of Interim Chief Executive Officer on January 1, 2008 which is after the December 31, 2007 date applicable to the table above. Consequently, no amounts are included in the “Salary” column for Mr. Hale.

If the employment of each of our Named Executive Officers was terminated without cause, or if an executive resigned for good reason, in connection with a change of control involving us that was consummated as of

December 31, 2007, the estimated benefits that each would receive under their employment agreements would be as follows:

	Received if Terminated Without Cause or Resigned for Good Reason in Connection with a Change of Control
					Intrinsic
				Intrinsic	Value of
				Value of	Additional
		Unused	Health	Additional	Vested
		Paid Time-	Care	Vested Stock	Restricted
Name and Principal Position	Salary	off	Benefits	Options(1)	Shares(2)	Total

David F. Hale,	$—	$1,846	$—	$—	$104,200	$106,046
Executive Chairman and Interim Chief Executive Officer
Meg M. McGilley,	236,250	$11,360	12,312	124,308	104,200	488,430
Vice President and Chief Financial Officer
Philip Jochelson,	300,000	20,801	10,186	123,369	104,200	558,556
Senior Vice President and Chief Medical Officer
Susan E. Dubé,	257,250	17,194	15,836	105,284	104,200	499,764
Senior Vice President, Corporate Development
Jeffrey W. Raser,	$257,250	$16,452	$17,232	$104,550	$104,200	$499,684
Senior Vice President, Sales and Marketing

(1)	The intrinsic value of additional vested stock options is the difference between the closing stock price of $5.21 per share at December 31, 2007 and the exercise price of the option. With respect to the executives other than Mr. Hale, in the event of a change in control of our company, 50% of the unvested stock options vest at the time of the ownership change with the remaining 50% vesting on the first anniversary of the change in control if the executive is still employed by or providing services to our company or our successor on such date, or upon executive’s termination if the employee is terminated without cause or resigns for good reason within twelve months after an ownership change. With respect to Mr. Hale, 100% of his unvested stock options would vest upon a change in control. All of Mr. Hale’s unvested stock options have exercise prices above the closing stock price of $5.21 per share at December 31, 2007. Therefore, the intrinsic value of Mr. Hale’s additional vested stock options is zero.

(2)	The intrinsic value of additional vested restricted shares is based on a closing stock price of $5.21 per share at December 31, 2007. In the event of a change in control of our company, with respect to the executives other than Mr. Hale, 50% of the unvested restricted shares would vest and the other 50% would convert into the right to receive cash based on the value of the transaction, with such payment deferred until the remaining performance objective is met. In the event of termination without cause or resignation for good reason in conjunction with a change of control, all such cash would be paid. With respect to Mr. Hale, 100% of his unvested shares of restricted stock would vest.

Director Compensation

For a tabular summary of director compensation and a corresponding narrative description, see “Compensation of Directors” and the table entitled “Director Compensation Table” above.

Policy Regarding Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the corporation’s Chief Executive Officer and four other most highly paid executive officers. Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met.

The non-performance based compensation paid in cash to our executive officers in 2007 did not exceed the $1 million limit per officer, and the compensation committee does not anticipate that the non-performance based compensation to be paid in cash to our executive officers for 2008 will exceed that limit. In addition, our 2005 Equity Incentive Award Plan has been structured so that any compensation paid in connection with the exercise of option grants under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation and it will not be subject to the $1 million deduction limitation.

We periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of our executive compensation to comply with certain exemptions in Section 162(m). However, we reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions or the officer’s performance.

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis provisions to be included in this proxy statement. Based on the reviews and discussions referred to above, we recommend to the board of directors that the Compensation Discussion and Analysis referred to above be included in this proxy statement.

Compensation Committee
Jesse I. Treu, Ph.D. (Chair)
Michael L. Eagle
Kurt C. Wheeler

Compensation Committee Interlocks and Insider Participation

Dr. Treu (chair) and Messrs. Hale, Eagle and Wheeler served on our compensation committee during the 2007 fiscal year. No member of our compensation committee was at any time during the 2007 fiscal year or at any other time an officer or employee of our company while also serving as a member of our compensation committee. Mr. Hale was a member of our compensation committee until December 6, 2007. At that time, Mr. Hale became Executive Chairman of the Board and was no longer an independent director. As a result, Mr. Hale resigned from the compensation committee and the board of directors appointed Mr. Eagle to the compensation committee. None of our executive officers serve, or in the past year has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our compensation committee. None of our executive officers serve, or in the past year has served, as a member of the compensation committee of any entity that has one or more executives serving on our board of directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of fiscal year 2007, with respect to which we were a party, will be a party, or otherwise benefited, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

We also describe below certain other transactions with our directors, executive officers and stockholders. We believe that the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Pursuant to our Audit Committee Charter, the audit committee of our board of directors is responsible for reviewing and approving all transactions with related parties. We have not adopted written procedures for review of, or standards for approval of, these transactions, but instead the audit committee of our board of directors intends to review such transactions on a case by case basis. In addition, the compensation committee of our board of directors and/or our board of directors will review and approve all compensation-related policies involving our directors and executive officers.

Our board of directors has determined that the members of our board of directors, with the exception of Mr. Hale, Mr. Cobb and Mr. Cohen, none of whom serve on our audit committee, compensation committee, or nominating and corporate governance committee, are independent within the meaning of the independent director standards of the Securities and Exchange Commission and the Nasdaq Stock Market, Inc. Mr. Hale was an independent board member and served on our compensation committee until December 6, 2007. At that time, Mr. Hale became Executive Chairman of the Board and was no longer an independent director. As a result, Mr. Hale resigned from the compensation committee.

Employment Agreements and Change of Control Arrangements

We have entered into employment agreements with each of our executive officers. These employment agreements are described under “Executive Compensation and Other Information — Compensation Discussion and Analysis - Post-Termination Benefits” above.

Severance Payment upon Resignation of Mr. Cohen

Mr. Cohen resigned as our Chief Executive Officer effective December 31, 2007. Under his employment agreement and in connection with his resignation, Mr. Cohen received a lump-sum severance payment of $345,937, a $70,000 bonus payment relating to performance in 2007 and $22,720 for unused paid time off. Additionally, Mr. Cohen received twelve months of accelerated vesting for his stock options, the value of which was $1,180,000 as determined according to the provisions of SFAS No. 123(R). Mr. Cohen also received a $70,000 bonus payment upon the acceptance of the NDA for SILENORtm by the FDA in April 2008.

Indemnification of Officers and Directors

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our directors and officers and have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Other Transactions

In December 2006, we paid $500,000 to ProCom One pursuant to the terms of our August 2003 license agreement for SILENORtm. Mr. Cobb, co-founder and President of ProCom One, is a member of our board of directors. During both 2007 and 2006, we paid $120,000 per year to Mr. Cobb pursuant to our August 2003 consulting agreement with him. The consulting agreement, as amended, provided for monthly payments to Mr. Cobb of $10,000 as compensation for consulting services. The agreement expired upon the acceptance of our NDA for SILENORtm by the FDA in April 2008. This is in addition to the regular payments made to Mr. Cobb for his service on our board of directors.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our board of directors and our audit committee have appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2008 and has directed that management submit such appointment to the stockholders for ratification at the Annual Meeting. PricewaterhouseCoopers LLP has audited our financial statements since 2003 and through the year ended December 31, 2007. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholders are not required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, we are submitting the appointment of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If you fail to ratify the appointment, our board of directors and the audit committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the appointment is ratified, our board of directors and the audit committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our company and our stockholders.

The affirmative vote of the holders of a majority of the shares of our common stock represented and voting at the Annual Meeting will be required to ratify the appointment of PricewaterhouseCoopers LLP.

Audit and All Other Fees

The following table presents fees for services rendered by PricewaterhouseCoopers LLP, our independent registered public accounting firm, for 2007 and 2006 in the following categories:

	2007	2006

Audit Fees(1)	$425,000	$505,000
Audit Related Fees(2)	44,000	—
Tax Fees(3)	15,000	47,000
All Other Fees(4)	—	—

Total	$484,000	$552,000

(1)	Audit Fees consist of fees for professional services performed by PricewaterhouseCoopers LLP for the audit of our annual financial statements, review of our quarterly financial statements, review of our registration statements on Forms S-3 and S-1, and related services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit Related Fees consist of fees billed by PricewaterhouseCoopers LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. During 2007, such fees were incurred pertaining to the review of certain transactions contemplated during the year. There were no such fees incurred during 2006.

(3)	Tax Fees consist of fees for professional services performed by PricewaterhouseCoopers LLP with respect to tax compliance, tax advice and tax planning.

(4)	All Other Fees consist of fees for other permissible work performed by PricewaterhouseCoopers LLP that is not included within the above category descriptions. There were no such fees incurred during 2007 or 2006.

The audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of PricewaterhouseCoopers LLP, and has concluded that the provision of such services is compatible with maintaining the independence of our auditors.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm

Our audit committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee. These services may include audit services, audit-related services, tax services and other services. The audit committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

Our board of directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, directors, officers and beneficial owners of ten percent or more of our common stock are required to file with the SEC on a timely basis initial reports of beneficial ownership and reports of changes regarding their beneficial ownership of our common stock. Officers, directors and 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file.

Based solely on our review of the copies of such forms received and the written representations from certain reporting persons, we have determined that no officer, director or 10% beneficial owner known to us was delinquent with respect to their reporting obligations as set forth in Section 16(a) of the Exchange Act during the fiscal year ended December 31, 2007, except that due to an administrative error, a Form 4 relating to a sale by Ms. McGilley of shares of our common stock was filed on April 5, 2007 rather than the due date of April 4, 2007.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our Annual Meeting of Stockholders to be held in 2009 must be received by us no later than January 14, 2009, which is 120 days prior to the first anniversary of the mailing date of this proxy, in order to be included in our proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement. Under our Amended and Restated Bylaws, a stockholder who wishes to make a proposal at the 2009 Annual Meeting without including the proposal in our proxy statement and form of proxy relating to that meeting must notify us no earlier than February 12, 2009 and no later than March 13, 2009, unless the date of the 2009 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after the one-year anniversary of the 2008 Annual Meeting. If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the board of directors for the 2009 Annual Meeting may exercise discretionary voting power regarding any such proposal.

ANNUAL REPORT

Our annual report for the fiscal year ended December 31, 2007 will be mailed to stockholders of record on or about May 14, 2008. Our annual report does not constitute, and should not be considered, a part of this proxy solicitation material.

Any person who was a beneficial owner of our common stock on the record date may request a copy of our annual report, and it will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of our company at such date. Requests should be directed to Somaxon Pharmaceuticals, Inc., 3721 Valley Centre Drive, Suite 500, San Diego, California 92130, Attention: Corporate Secretary.

OTHER BUSINESS

Our board of directors does not know of any matter to be presented at our Annual Meeting which is not listed on the Notice of Annual Meeting and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying proxy will vote all proxies in accordance with their best judgment.

All stockholders are urged to complete, sign, date and return the accompanying proxy in the enclosed envelope.

By Order of the Board of Directors,

David F. Hale
Executive Chairman of the Board and Interim Chief Executive Officer

Dated: May 14, 2008

APPENDIX A

AMENDMENT NO. 3 TO
THE SOMAXON PHARMACEUTICALS, INC.
2005 EQUITY INCENTIVE AWARD PLAN

This AMENDMENT NO. 3 TO THE SOMAXON PHARMACEUTICALS, INC. 2005 EQUITY INCENTIVE AWARD PLAN (this “Amendment”), dated as of June 11, 2008, is made and adopted by SOMAXON PHARMACEUTICALS, INC., a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Plan (as defined below).

RECITALS

WHEREAS, the Company maintains the Somaxon Pharmaceuticals, Inc. 2005 Equity Incentive Award Plan (the “Plan”);

WHEREAS, the Company desires to amend the Plan as set forth below;

WHEREAS, pursuant to Section 15.1 of the Plan, the Plan may be amended by the Board of Directors of the Company, subject to the approval of the Company’s stockholders in certain circumstances; and

WHEREAS, the Board of Directors of the Company approved this Amendment, pursuant to the recommendation of its Compensation Committee, on May 2, 2008, subject to the approval of the Company’s stockholders.

NOW, THEREFORE, in consideration of the foregoing, the Company hereby amends the Plan as follows:

1. Section 3.1(a) of the Plan is hereby amended in its entirety to read as follows:

“Subject to Article 12 and Section 3.1(b), the aggregate number of shares of Stock which may be issued or transferred pursuant to Awards under the Plan (the “Share Limit”) shall be the sum of: (i) 2,000,000 shares; plus (ii) the number of shares of Stock remaining available for issuance and not subject to awards granted under the Somaxon Pharmaceuticals, Inc. 2004 Equity Incentive Award Plan (the “Existing Plan”) as of the Effective Date; plus (iii) with respect to awards granted under the Existing Plan on or before the Effective Date that expire or are canceled without having been exercised in full or shares of Stock that are forfeited or repurchased pursuant to the terms of awards granted under the Existing Plan, the number of shares of Stock subject to each such award as to which such award was not exercised prior to its expiration or cancellation or which are forfeited or repurchased by the Company; plus (iv) the 904,126 shares of Stock added to the Share Limit on January 1, 2007 pursuant to the terms of the Plan; plus (v) the 921,638 shares of Stock added to the Share Limit on January 1, 2008 pursuant to the terms of the Plan. The aggregate number of shares of Stock authorized for issuance under the Existing Plan was 1,250,000 shares and, accordingly, the total number of shares of Stock under clauses (ii) and (iii) in the preceding sentence shall not exceed 1,250,000 shares. In addition, subject to Article 12, (a) on the date of the Company’s annual meeting of stockholders for 2008, the Share Limit shall be increased by 1,500,000 shares, and (b) on January 1, 2009, and on each January 1 thereafter during the term of the Plan (any such date, the “Adjustment Date”), the Share Limit shall be increased by that number of shares of Stock equal to the least of (i) 5% of the Company’s outstanding shares on such Adjustment Date, (ii) 2,000,000 shares, or (iii) a lesser amount determined by the Board prior to the Adjustment Date. Notwithstanding anything in this Section 3.1(a) to the contrary, the number of shares of Stock that may be issued or transferred pursuant to Awards under the Plan shall not exceed an aggregate of 21,250,000 shares, subject to Article 12.”

2. This Amendment shall be and is hereby incorporated in and forms a part of the Plan. All other terms and provisions of the Plan shall remain unchanged except as specifically modified herein. The Plan, as amended by this Amendment, is hereby ratified and confirmed.

Executed on June 11, 2008.

SOMAXON PHARMACEUTICALS, INC.

By:
Name:     Matthew W. Onaitis
Title:       Vice President, General Counsel and Secretary

—. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . —— 0 SOMAXON PHARMACEUTICALS, INC. 3721 Valley Centre Drive, Suite 500 San Diego, California 92130 PROXY FOR ANNUAL MEETING OF STOCKHOLDERS June 11, 2008 The undersigned stockholder(s) of SOMAXON PHARMACEUTICALS, INC. hereby constitutes and appoints Susan E. Dubé, Meg M. McGilley, and Matthew W. Onaitis, and each of them, attorneys and proxies of the undersigned, each with power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of Stockholders of Somaxon to be held on June 11, 2008, and at any adjournment or postponement of the meeting, according to the number of shares of common stock of Somaxon that the undersigned may be entitled to vote, and with all powers that the undersigned would possess if personally present, as follows: THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. (Continued and to be signed on the reverse side) 14475

ANNUAL MEETING OF STOCKHOLDERS OF SOMAXON PHARMACEUTICALS, INC. June 11, 2008 PROXY VOTING INSTRUCTIONS MAIL — Sign, date and mail your proxy card in the envelope provided as soon as possible. — OR — TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718- 921-8500 from foreign countries and follow the COMPANY NUMBER instructions. Have your proxy card available when you call. — OR — ACCOUNT NUMBER INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page. - OR — IN PERSON — You may vote your shares in person by attending the Annual Meeting. You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date. Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 20333000000000000000 6 061108 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. Election of Directors: 2. Amendment to 2005 Equity Incentive Award Plan. NOMINEES: FOR ALL NOMINEES O Michael L. Eagle 3. Ratification of the selection of PricewaterhouseCoopers LLP O David F. Hale as Somaxon’s independent registered public accounting firm O Kurt C. Wheeler for the fiscal year ending December 31, 2008: WITHHOLD AUTHORITY FOR ALL NOMINEES In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting. FOR ALL EXCEPT (See instructions below) The undersigned revokes any prior proxy at the meeting and ratifies all that said attorneys and proxies, or any of them, may lawfully do by virtue hereof. Receipt of the Notice of Annual Meeting of Stockholders and proxy statement is hereby acknowledged. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SOMAXON PHARMACEUTICALS, INC. PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY IN THE POSTAGE-PAID ENVELOPE ENCLOSED. THANK YOU. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.